EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

UNRIVALED BRANDS, INC.,

PEOPLE’S CALIFORNIA, LLC,

and

PEOPLE’S FIRST CHOICE, LLC

dated as of August 15, 2021

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EXHIBITS

Exhibit A	Form of Brand Placement Agreement
Exhibit B	Form of Stockholder’s Rights Agreement
Exhibit C	Form of Note
Exhibit D	Form of Secondary Purchase Agreement(s)
Exhibit E	Form of Security Agreement
Exhibit F	Form of Supply Chain Agreement
Exhibit G	Form of Trademark License
Exhibit H	Form of Management Agreement
Exhibit I	Form of Amended and Restated Operating Agreement
Exhibit J	Form of Assignment and Assumption of Lease

SCHEDULES

Schedule I	Purchaser Pre-Initial Closing Capital Expenditures
Schedule II	Third Party Consents and Required Regulatory Approvals
Schedule III	Purchaser Consents
Schedule IV	Assumed Intercompany Debt
Schedule V	Special Indemnities

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of August 15, 2021, is entered into by and among Unrivaled Brands, Inc., a Nevada corporation (“Purchaser”), People’s California, LLC, a California limited liability company (“Owner”), and People’s First Choice, LLC, a California limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Owner owns all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, Purchaser desires to acquire all of the Interests, and the Owner desires to sell to Purchaser all of the Interests, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“2705 Lease” means the Lease for the premises commonly known as 2705 S. Grand Ave., Santa Ana, CA by and between Ball & East, LTD and New Patriot Holdings, Inc.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries, (b) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries, or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of its Subsidiaries’ properties, assets or Liabilities (including through a reinsurance or hedging transaction).

“Action” means any action, suit, arbitration, hearing, mediation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. Notwithstanding anything to the contrary contained herein, from and after the Initial Closing, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the Owner.

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“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Operating Agreement” means the amended and restated operating agreement of the Company, substantially in the form set forth on Exhibit I, which, if not set forth on such Exhibit as of the date hereof, the parties agree a mutually agreed-upon form of which may be attached to this Agreement prior to the Initial Closing without the need for a formal amendment hereto.

“Ancillary Agreements” means, the Management Agreement, Amended and Restated Operating Agreements, Secondary Purchase Agreement(s), the Note, the Stockholder’s Rights Agreement, the Security Agreement, the Brand Placement Agreement, the Supply Chain Agreement, and the Trademark License.

“ARP Act” means the American Rescue Plan Act of 2021.

“Assignment and Assumption of Lease” means the Lease Assignment and Assumption Agreement substantially in the form set forth on Exhibit J.

“Assumed Intercompany Debt” means the Indebtedness incurred by the Company pursuant to Company Intercompany Agreements and which is set forth on Schedule IV.

“Assumed Obligations” means the Assumed Intercompany Debt and the Assumed Tax Obligation.

“Assumed Tax Obligation” means a portion of the Tax Obligation in an amount not to exceed Four Million Dollars ($4,000,000).

“Audit Expenses” means all costs and expenses associated with preparing the Company and Storefront Entities’ financial statements to be audited as well as all costs and expenses related to auditing those financial statements.

“Brand Placement Agreement” means the brand placement agreement between People’s Ventures and Purchaser, substantially in the form set forth on Exhibit A, which, if not set forth on such Exhibit as of the date hereof, the parties agree a mutually agreed-upon form of which may be attached to this Agreement prior to the Initial Closing without the need for a formal amendment hereto.

“Burdensome Condition” has the meaning set forth in Section 6.03.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Orange County, California are authorized or required by applicable Law to be closed for business.

“Cannabis” means “cannabis,” “cannabis products,” and “cannabis goods” as those terms are defined in the California Medicinal and Adult-Use Cannabis Regulation and Safety Act, Business and Professions Code § 26001 and the regulations issued by the Department set out in Title 16, Division 42 of the California Code of Regulations, as amended.

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“Cap” has the meaning set forth in Section 10.04(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Closings” means the Initial Closing and the Second Closing.

“Closing Cash Purchase Price” has the meaning set forth in Section 2.01(b)(i).

“Closing Date” means the date of the applicable Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).

“Commercial Cannabis Activities” means the cultivation, possession, manufacture, distribution, processing, storing, laboratory testing, packaging, labeling, transportation, delivery, or sale of Cannabis as provided for pursuant to State Cannabis Laws.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or its Subsidiaries are the owners, the beneficiaries, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any of the Company ERISA Affiliates for or on behalf of Company Service Providers or (ii) with respect to which the Company or any of its Subsidiaries has any Liability.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Purchaser in connection with the execution and delivery of this Agreement.

“Company Employees” has the meaning set forth in Section 4.12(a).

“Company ERISA Affiliate” means any Person which is considered a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Company Financial Statements” has the meaning set forth in Section 4.06(a).

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“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.05(a), Section 4.15(b), Section 4.16(a), and Section 4.18.

“Company Insurance Policies” has the meaning set forth in Section 4.17.

“Company Intercompany Agreement” means any Contract between (a) the Company or any of its Subsidiaries, on the one hand, and (b) the Owner, or any Affiliate of the Owner (other than the Company or any of its Subsidiaries), any of their respective directors, officers or employees or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of the Owner and the spouses of each such natural persons, on the other hand.

“Company IP” means any and all Intellectual Property owned by, claimed in writing to be owned by, or held for use by the Company or any of its Subsidiaries.

“Company Lease” has the meaning set forth in Section 4.16(b).

“Company Leased Real Property” has the meaning set forth in Section 4.16(b).

“Company Material Contract” has the meaning set forth in Section 4.14(a).

“Company Registered IP” has the meaning set forth in Section 4.13(a).

“Company Releasee” has the meaning set forth in Section 6.06(a).

“Company Service Provider” means any employee, consultant, contractor or other Person providing similar services to the Company.

“Competing Business” means the cannabis retail business, including the cannabis delivery retail business.

“Confidential Information” has the meaning set forth in Section 6.02(b).

“Contract” means any written note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, contract, lease, commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by” and “under common Control with” shall have correlative meanings.

“Closing Working Capital” means: (a) the current assets of the Company, less (b) the current liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.08(b)(i).

“CSA” means the Controlled Substances Act of the United States, 21 U.S.C. § 801 et seq.

(including any implementing regulations and schedules), as amended.

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“Department” means the Department of Cannabis Control, as amended or consolidated.

“Deposit Note” means the Secured Promissory Note for Six Million Dollars ($6,000,000.00) entered into by and between Purchaser and Owner and dated August 4, 2021.

“Deposit Note Security Agreement” means the Security Agreement entered into by and between Purchaser and Owner and dated August 4, 2021, which secures the Deposit Note and will secure the Second Deposit Note.

“Disputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Direct Claim” has the meaning set forth in Section 10.06.

“Election Notice” has the meaning set forth in Section 6.12(d).

“Election Period” has the meaning set forth in Section 6.12(d).

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, right of way, encroachment, easement, covenant, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Enforceability Exceptions” has the meaning set forth in Section 3.02(a).

“Environment” means: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Law” means all Laws relating to (i) pollution, natural resources or natural resource damages, endangered or threatened species, the protection of the Environment or of human health or safety; or (ii) the presence of, manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, exposure to, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Hazardous Material.

“Environmental License” means any Permit required by or pursuant to any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Working Capital” has the meaning set forth in Section 2.08(a)(ii).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.08(a)(ii).

“Excluded Liabilities” has the meaning set forth in Section 1.01(a) of the Company Disclosure Schedule.

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“Federal Cannabis Laws” means any United States federal statute, law, ordinance, regulation, rule, code, United States federal Governmental Order, constitution, treaty, common law, other requirement or rule of law of any United States federal Governmental Authority, but only as and to the extent that they relate, either directly or indirectly, to Commercial Cannabis Activities, including, without limitation, the CSA, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing. For the avoidance of doubt, (i) Federal Cannabis Laws shall not be construed to include any foreign, state or local Cannabis laws (including State Cannabis Laws) or any foreign, federal, state or local Hemp laws and (ii) Federal Cannabis Laws shall not be construed to include any United States federal laws, civil, criminal or otherwise, to the extent they would be applied in any relevant instance to any activities other than Commercial Cannabis Activities.

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” means (a) that certain Guaranty of Lease given by Bernard Steimann to 1149 South LA Street Fashion District, LLC and 1135 South LA Street Fashion District, LLC guaranteeing the obligations of the tenant under the LA Lease, (b) that certain Guaranty of Lease given by Bernard Steimann to Bharatkumar Lodhia and Gitanjali Lodhia guaranteeing the obligations of the Company under the Lease for the premises commonly known as 2721, 2725 & 2729 S. Grand Ave., Santa Ana, CA by and between the Company and Bharatkumar Lodhia and Gitanjali Lodhia, (c) that certain Guaranty of Lease given by Brian J. Decker to Bharatkumar Lodhia and Gitanjali Lodhia guaranteeing the obligations of the tenant under the Lease for the premises commonly known as 2721, 2725 & 2729 S. Grand Ave., Santa Ana, CA by and between the Company and Bharatkumar Lodhia and Gitanjali Lodhia, and (d) that certain Guaranty of Lease given by Jay Yadon and Melissa Yadon to Harvey Capital Corp., as agent for Ball & East, LTD guaranteeing the obligations of the tenant under the 2705 Lease.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement entered into by and between Purchaser and Owner and dated August 4, 2021, which guarantees and secures the Deposit Note, will guarantee and secure the Second Deposit Note and will guarantee and secure the Third Deposit Note, if any.

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“Hazardous Material” means any explosives, radioactive materials, hazardous wastes or materials, chemicals, hazardous or toxic substances (including without limitation, petroleum, petroleum based substances, polychlorinated biphenyls, emerging contaminants, per and polyfluoroalkyl substances, lead based paint or lead containing materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), urea formaldehyde foam insulation, radon, mold or any other substance or material as defined by any Environmental Laws; provided that Cannabis and marijuana are explicitly excluded from this definition of Hazardous Material, as are any substances or products that would be deemed Hazardous Material solely because they contain Cannabis or marijuana.

“Hemp” means “Hemp” as defined in 7 U.S.C. § 1639o(1), as amended.

“Identified Storefront Acquisition” has the meaning set forth in Section 6.12(d).

“Identified Storefront Entity” has the meaning set forth in Section 6.12(d).

“Identified Storefront Permits” has the meaning set forth in Section 6.12(a).

“Identified Storefronts” has the meaning set forth in Section 6.12(a).

“Indebtedness” means all of Company’s and its Subsidiaries’ (i) indebtedness for borrowed money, including all outstanding amounts under notes, bonds, debentures, mortgages, and similar instruments, (ii) capitalized leases, (iii) obligations under conditional sale or other title retention agreements, (iv) deferred purchase price for property or services (including all “earn out” and similar obligations but excluding only those accounts payable incurred in the ordinary course of business and included in Purchaser Pre-Initial Closing Costs), (v) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (vi) deferred compensation and other similar liabilities or arrangements, or any amounts due to personnel (whether employees or independent contractors) related to periods prior to the Initial Closing Date, (vii) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate swap breakage costs, make-whole premiums or penalties and all costs and expenses associated with the repayment of any of the foregoing, and (viii) guaranties of any obligations described in clauses (i) through (vii) above of any other Person and any costs and expenses associated with their release; provided, that, no amounts included in the calculation of Closing Working Capital shall be included in Indebtedness.

“Indemnified Party” means the party making a claim under Article X.

“Indemnified Taxes” means, without duplication, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of (a) any liability for Taxes (including the non-payment therefor) of the Owner, (b) any Taxes imposed on or with respect to the Company or any of its Subsidiaries for any Pre-Initial Closing Tax Period (including any portion of the Tax Obligation in excess of the Assumed Tax Obligation, (c) Taxes arising out of or attributable to any misrepresentation, inaccuracy or breach of any representation, warranty, covenant or agreement related to Taxes by the Owner or the Company contained in this Agreement (or in any certificate, document, list or schedule delivered to Purchaser by the Owner hereunder), (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Initial Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (e) Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or otherwise, in each case, which Taxes relate to any event or transaction occurring on or before the Initial Closing, (f) Taxes that are the responsibility of the Owner pursuant to Section 7.01 and (g) any Tax Liabilities of the Company or any of its Subsidiaries resulting from deferral of the employer portion of payroll Taxes pursuant to Section 2302 of the CARES Act or pursuant to any executive order or administrative notice, to the extent relating to a Pre-Initial Closing Tax Period. For the avoidance of doubt, neither the good faith Tax position of Owner, the Company, or any Subsidiary will act to absolve Owner of Owner’s obligations under Section 10.02 with respect to Indemnified Taxes, including, without limitation, the good faith mistake of law or fact of Owner, the Company, any Subsidiary, or any of their respective Representatives with respect to the permissibility of accounting methods under or pursuant to Section 471(c) of the Code with respect to Inventory or any other assets or Liabilities.

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“Indemnifying Party” means the party against whom a claim is asserted under Article X.

“Independent Accountant” has the meaning set forth in Section 2.08(c)(iii).

“Initial Closing” has the meaning set forth in Section 2.02.

“Initial Closing Date” means the date on which the Initial Closing occurs, or October 1, 2021, subject to the terms and conditions herein.

“Initial Closing Interests” has the meaning set forth in Section 2.01(b).

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all of the following (a) utility, utility model, design and plant patents and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names and associated websites, as well as social media usernames, handles and similar identifiers and associated social media account content, (d) works of authorship, copyrights and copyrightable subject matter, and moral and economic rights therein, (e) rights in Software, data and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for any of the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights), in each case to the extent protectable under applicable Law.

“Intercompany Account” means any intercompany account balance outstanding as of immediately prior to the Initial Closing between (a) the Company or any of its Subsidiaries, on the one hand, and (b) the Owner or any Affiliate of the Owner (other than the Company or any of its Subsidiaries), any of their respective directors, officers or employees or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of the Owner and the spouses of each such natural persons, on the other hand.

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“Interests” has the meaning set forth in Recitals.

“Inventory” means all Cannabis inventory owned by the Company that is usable and saleable by the Company in the ordinary course of business following the Initial Closing Date.

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to (a) the Company, the actual or constructive knowledge of Bernard Steimann and Jay Yadon, after reasonable inquiry, and (b) Purchaser, the actual or constructive knowledge of Frank Knuettel, after reasonable inquiry.

“LA Lease” means the Lease for the premises commonly known as 1135 & 1149 S. Los Angeles Street, Los Angeles 90015 by and between Oxford Properties, LLC and 1149 South LA Street Fashion District, LLC and 1135 South LA Street Fashion District, LLC.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority, including, without limitation, State Cannabis Laws, provided that the Federal Cannabis Laws are specifically excluded from the definition of Law, but only until such time as adult recreational use of Cannabis is either decriminalized or legalized at the federal level in the United States, at which time the definition of Law shall include the Federal Cannabis Laws.

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, lost profits, diminution in value, damages, Liabilities, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, Taxes, settlement payments and expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third-party.

“Management Agreement” means the management agreement substantially in the form set forth on Exhibit H.

“Management Agreement Date” means the date on which the Management Agreement is executed.

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“Material Adverse Effect” means, (a) with respect to a Person, a material adverse effect on the business, condition (financial or otherwise), assets or Liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism or changes due to natural disasters, (v) any action expressly required by this Agreement or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, except, in the case of clauses (i) through (iv) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionate impact on such Person and its Subsidiaries as compared to other Persons in such Person’s industry (which, in the case of the Company, shall be the cannabis retail industry), or, (b) with respect to the Company or the Owner, a material adverse effect on the ability of the Company or the Owner to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Note” means the promissory note issued to the Owner, substantially in the form set forth on Exhibit C.

“Orange County Courts” has the meaning set forth in Section 11.06(b).

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owner” has the meaning set forth in the Preamble.

“Owner Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03(a), Section 3.04 and Section 3.05.

“Owner Indemnitees” has the meaning set forth in Section 9.03.

“Owner Releasee” has the meaning set forth in Section 6.06(b).

“Owner Releasor” has the meaning set forth in Section 6.06(a).

“Payoff Letters” has the meaning set forth in Section 2.06(b).

“People’s Refinery” means People’s Refinery-Hero Oak, LLC, a California limited liability company.

“People’s Ventures” means People’s Ventures, LLC, a California limited liability company.

“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

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“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) solely in the case of real property, any non-monetary minor imperfection in title or Encumbrances, encroachments or conditions, if any, that, individually or in the aggregate, do not materially interfere with the continued use or operation of any real property, as currently used or operated and (d) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice which licenses expire upon the expiration or early termination of the applicable Contract under which such license has been granted.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“PMG” has the meaning set forth in Section 6.17.

“Post-Closing Adjustment” has the meaning set forth in Section 2.08(b)(ii).

“Post-Initial Closing Tax Returns” has the meaning set forth in Section 7.03(b).

“Pre-Initial Closing Tax Period” means any Tax period ending on or before the Initial Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Initial Closing Date.

“Pre-Initial Closing Tax Returns” has the meaning set forth in Section 7.03(a).

“Product” has the meaning set forth in Section 4.21.

“Product Obligations” has the meaning set forth in Section 4.21.

“Protected Party” has the meaning set forth in Section 6.07(b).

“Purchase Price” has the meaning set forth in Section 2.01(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01, and Section 5.02.

“Purchaser Indemnitees” has the meaning set forth in Section 10.02.

“Purchaser Pre-Initial Closing Capital Expenditures” means costs for those items set forth on Schedule I that were incurred by the Company and its Subsidiaries prior to the Initial Closing, but which are due and payable after the Initial Closing.

“Purchaser Pre-Initial Closing Costs” means (i) up to $1,800,000 of accounts payable, accrued expenses and other Liabilities incurred by the Company or its Subsidiaries in the ordinary course of business consistent with the Company’s and its Subsidiaries’ past practices; and (ii) Purchaser Pre-Initial Closing Capital Expenditures.

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“Purchaser Releasor” has the meaning set forth in Section 6.06(b).

“Receivables” means all of Company’s and each of its Subsidiaries’ trade accounts receivable, notes receivable, negotiable instruments, and chattel paper, including receivables arising from or related to goods sold or services rendered before or on a given date.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(c)(ii).

“Stockholder’s Rights Agreement” means the stockholder’s rights agreement by and between the Purchaser and the Owner in connection with the issuance of the Unrivaled Shares, substantially in the form set forth on Exhibit B.

“Review Period” has the meaning set forth in Section 2.08(c)(i).

“Schedule Update” has the meaning set forth in Section 6.14.

“Second Closing” has the meaning set forth in Section 2.02.

“Second Closing Date” has the meaning set forth in Section 2.02.

“Second Closing Interests” has the meaning set forth in Section 2.01(c).

“Second Deposit Note” means the Secured Promissory Note for Nine Million Dollars ($9,000,000.00) entered into by and between Purchaser and Owner which shall be dated September 1, 2021.

“Secondary Purchase Agreement(s)” means the membership interest purchase agreement(s) for the purchase by Purchaser of the Storefront Entities (other than People’s Corona, LLC), substantially in the form(s) set forth on Exhibit D which, if not set forth on such Exhibit as of the date hereof, the parties agree a mutually agreed-upon form of which may be attached to this Agreement prior to the Initial Closing without the need for a formal amendment hereto.

“Securities Act” has the meaning set forth in Section 3.06(a).

“Security Agreement” means the security agreement between the Owner and Purchaser, substantially in the form set forth on Exhibit E.

“Significant Supplier” has the meaning set forth in Section 4.22(a).

“SLC4 Debt” means the outstanding amounts as of the Initial Closing Date (including, but not limited to, all accrued and unpaid interest) owed by New Patriot Holdings, Inc., and guaranteed by Owner relating to the Master Equipment Finance Agreement by and between New Patriot Holdings, Inc. and SLC4, LLC dated September 5, 2020.

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“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof.

“State Cannabis Laws” means any applicable state or local statute, law, ordinance, regulation, rule, code, state or local Governmental Order, constitution, treaty, common law, other requirement or rule of law of any state or local Governmental Authority, including the California Medicinal and Adult-Use Cannabis Regulation and Safety Act and the regulations of the Department, and the local jurisdictional rules and regulations of the jurisdictions in which the parties operate, in each case related to the cultivation, manufacture, development, distribution, or sale of Cannabis or products containing Cannabis.

“Statement of Objection” has the meaning set forth in Section 2.08(c)(ii).

“Storefront Entities” means People’s Corona, LLC, a California limited liability company, People’s Costa Mesa, LLC, a California limited liability company, People’s, Riverside, LLC, a California limited liability company, and People’s Los Angeles, LLC, a California limited liability company.

“Straddle Period” means any Tax period beginning on or before the Initial Closing Date and ending after the Initial Closing Date.

“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise Controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Supply Chain Agreement” means the supply chain agreement between People’s Refinery and Purchaser, substantially in the form set forth on Exhibit F, which, if not set forth on such Exhibit as of the date hereof, the parties agree a mutually agreed-upon form of which may be attached to this Agreement prior to the Initial Closing without the need for a formal amendment hereto.

“Target Working Capital” means $649,456.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes (including, without limitation amounts due, or required to be withheld by, the California EDD), withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, accumulated earnings, estimated taxes, inventory, escheat, unclaimed property, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any transferee, successor or other liability in respect of any items described above payable by reason of contract, assumption, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under foreign, state or local law) or otherwise, including, without limitation (i) Liabilities arising from the failure to obtain tax clearance certificates from the California Department of Tax and Fee Administration. For the avoidance of doubt, “Taxes” include all Taxes arising under State Cannabis Laws or Federal Cannabis Laws, including, without limitation, California Cannabis Excise Taxes (including from non-arm’s length transactions) and Cultivation Taxes, and cannabis taxes assessed, charged, collected, or otherwise levied by local Governmental Authorities, such as (but without limitation) cannabis taxes assessed by the City of Los Angeles.

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“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Obligation” has the meaning set forth in Section 4.06(d).

“Tax Proceeding” has the meaning set forth in Section 7.05.

“Tax Refund” has the meaning set forth in Section 7.07.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Third Deposit Note” means the Secured Promissory Note for Two Million Dollars ($2,000,000.00), which, if issued, shall be dated October 1, 2021 and which shall be subject to the terms and conditions of Section 6.19.

“Third-Party Claim” has the meaning set forth in Section 10.05(a).

“Threshold” has the meaning set forth in Section 10.04(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademark License” means the trademark license agreement between People’s Ventures and Purchaser, substantially in the form set forth on Exhibit G, which, if not set forth on such Exhibit as of the date hereof, the parties agree a mutually agreed-upon form of which may be attached to this Agreement prior to the Initial Closing without the need for a formal amendment hereto.

“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill of the business connected with the use of and symbolized by any of the foregoing. Notwithstanding the provisions of Federal Cannabis Laws, nor the interpretation or validity of Trademarks in connection therewith, the Parties agree that to the fullest extent permissible by Law, Trademarks will be defined and construed to have the meaning which would be ascribed thereto in the absence of Federal Cannabis Laws.

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“Trading Market” means any of the following markets or exchanges: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Toronto Stock Exchange, the TSX Venture Exchange or the OTC Markets (or any successors to any of the foregoing).

“Transaction Expense Invoices” has the meaning set forth in Section 2.04(a).

“Transaction Expenses” means (a) all fees, costs and expenses incurred by or on behalf of the Owner, the Company or any of their Subsidiaries in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, and (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or natural independent contractor of the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Transfer Taxes” means any and all Taxes arising from or in connection with the change of control resulting from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (excluding Taxes measured in whole or in part by net income, but including any Taxes which arising from any technical transfer of Inventory), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the regulations promulgated under the Code.

“Undisputed Amounts” has the meaning set forth in Section 2.08(c)(iii).

“Unrivaled” means Unrivaled Brands, Inc., a Nevada corporation.

“Unrivaled Share Amount” means a number of Unrivaled Shares (rounded down to the nearest whole share) equal to (x) the amount of any Loss to be satisfied pursuant to Section 10.07(b)(i) by cancelation of Unrivaled Shares, divided by (y) the Unrivaled Share Value.

“Unrivaled Share Value” means, as of a particular date, (a) if Unrivaled’s common stock is listed, quoted, or otherwise available for trading on a Trading Market, (i) either (x) the volume weighted average price of Unrivaled’s common stock per share as reported over the ten (10) trading days immediately prior to such date, or, (y) if there have been no sales of such Unrivaled common stock on any Trading Market on any day in such period, the average of the highest bid and lowest asked prices for such Unrivaled common stock per share on all applicable Trading Markets at the end of such date, or (b) if Unrivaled’s common stock is not listed, quoted, or otherwise available for trading on a Trading Market, the fair market value per share of the Unrivaled Shares, as determined by Unrivaled’s board of directors in its reasonable discretion.

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“Unrivaled Shares” means 40,000,000 shares of common stock of the Purchaser issued to the Owner pursuant to the Stockholder’s Rights Agreement.

“Working Capital” means: (a) the current assets of the Company, less (b) the current liabilities of the Company, determined as of the open of business on the Management Agreement Date.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to the date first set forth in the Preamble; and

(viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means Purchaser, the Company and the Owner and references to “parties” hereto means Purchaser, the Company and the Owner, unless the context otherwise requires.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

CLOSINGS

Section 2.01 Purchase of Interests.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closings, the Owner shall, sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner, all of the Interests and all of the Owner’s right, title and interest in and to the Interests, free and clear of all Encumbrances, and the Purchaser shall pay an amount equal to Seventy-Six Million Dollars ($76,000,000) (the “Purchase Price”) as provided herein.

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(b) On the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, the Owner shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner, Eighty Percent (80%) of the Interests (the “Initial Closing Interests”) and the Owner’s right, title and interest in and to the Initial Closing Interests, free and clear of all Encumbrances, and the Purchaser shall pay the full amount of the Purchase Price, payable in a combination of cash and promissory notes, and subject to adjustment and reduction, in each case as provided herein, as follows:

(i) Twenty-Four Million Dollars ($24,000,000) of the Purchase Price (the “Closing Cash Purchase Price”) shall be paid by the Purchaser to Owner in cash as set forth in Section 2.06;

(ii) Thirty-Six Million Dollars ($36,000,000) of the Purchase Price shall be payable by delivery of the Note as set forth in Section 2.06(e) and Section 2.07(b); and

(iii) Sixteen Million Dollars ($16,000,000) of the Purchase Price shall be payable by delivery of the Unrivaled Shares as set forth in Section 2.07b).

(c) On the terms and subject to the conditions set forth in this Agreement, at the Second Closing, the Owner shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Owner, Twenty Percent (20%) of the Interests (the “Second Closing Interests”) and the Owner’s right, title and interest in and to the Second Closing Interests, free and clear of all Encumbrances, for no additional consideration.

Section 2.02 Closings. The closing of the purchase and sale of the Initial Closing Interests (the “Initial Closing”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds, within three (3) Business Days after the satisfaction or waiver of the conditions to the Initial Closing set forth in Section 8.01 and Section 8.02, or at such other time and date as the Owner and the Purchaser may mutually agree in writing subject to the terms and conditions hereof. The closing of the purchase and sale of the Second Closing Interests (the “Second Closing”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds, on a date selected by the Purchaser after the satisfaction or waiver of the conditions to the Second Closing set forth in Section 8.03, or at such time and date as the Owner and the Purchaser may mutually agree in writing subject to the terms and conditions hereof. The date on which the Second Closing occurs is referred to herein as the “Second Closing Date”. Each Closing shall be deemed to occur and be effective at 11.59 p.m., local time, in Orange County, California, on the applicable Closing Date.

Section 2.03 Deposit Note, Deposit Note Security Agreement and Guaranty and Security Agreement. The Parties acknowledge that on August 4, 2021, the Purchaser paid Owner, by wire transfer, $6,000,000 which is currently represented by the Deposit Note. At the Initial Closing, (i) the Deposit Note shall be applied to the Closing Cash Purchase Price and deemed repaid and satisfied in full; and (ii) the Deposit Note Security Agreement and Guaranty and Security Agreement shall be extinguished.

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Section 2.04 Second Deposit Note. On September 1, 2021, the Purchaser shall pay to the Owner, by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Owner, an amount equal to $9,000,000 (the “Second Deposit”). The Second Deposit shall be represented by a secured promissory with the same terms and in the same form as the Deposit Note and shall be secured and guaranteed by the Deposit Note Security Agreement and the Guaranty and Security Agreement. At the Initial Closing, (i) the Second Deposit Note shall be applied to the Closing Cash Purchase Price and deemed repaid and satisfied in full; and (ii) the Deposit Note Security Agreement and Guaranty and Security Agreement shall be extinguished.

Section 2.05 Third Deposit Note. If the Initial Closing Date is later than October 1, 2021, on October 1, 2021, the Purchaser shall pay to the Owner, by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Owner, an amount equal to $2,000,000 (the “Third Deposit”). The Third Deposit Note shall be represented by a secured promissory with the same terms and in the same form as the Deposit Note and shall be secured and guaranteed by the Deposit Note Security Agreement and the Guaranty and Security Agreement. At the Initial Closing, (i) the Third Deposit Note shall be applied to the Closing Cash Purchase Price and deemed repaid and satisfied in full; and (ii) the Deposit Note Security Agreement and Guaranty and Security Agreement shall be extinguished.

Section 2.06 Initial Closing Payments. At the Initial Closing, the Purchaser shall pay an amount equal to the Closing Cash Purchase Price as follows:

(a) the aggregate dollar amount to satisfy any Transaction Expenses that remain unpaid at the Initial Closing shall be paid, by wire transfer of immediately available funds, to the Persons entitled thereto in accordance with invoices from such Persons provided by the Owner and Company to the Purchaser prior to the Initial Closing (the “Transaction Expense Invoices”) less the amount necessary to satisfy Purchaser’s obligation to pay one-half of the Audit Expenses;

(b) the aggregate dollar amount to satisfy and discharge any Indebtedness and related Encumbrances, including UCC liens (other than the Assumed Obligations) that remain unpaid at the Initial Closing shall be paid, by wire transfer of immediately available funds, to the Persons entitled thereto in accordance with payoff letters from such Persons provided by the Owner and Company to the Purchaser prior to the Initial Closing (the “Payoff Letters”);

(c) the aggregate dollar amount to satisfy and discharge the Assumed Intercompany Debt that remains unpaid at the Initial Closing;

(d) the aggregate dollar amount to satisfy and discharge the SLC4 Debt that remains unpaid at the Initial Closing; and

(e) an amount equal to the Closing Cash Purchase Price, less (i) an amount equal to the Deposit Note, the Second Deposit Note and the Third Deposit Note, if any, less (ii) the sum of the amounts payable pursuant to Section 2.06(a), Section 2.06(b), Section 2.06(c), Section 2.06(d), and less (iii) the Assumed Tax Obligations shall be paid, by wire transfer of immediately available funds, to an account designated in writing to the Purchaser by the Owner; provided, that, if the amounts in (i), (ii) and (iii) are in excess of the Closing Cash Purchase Price, the aggregate principal amount of the Note shall be reduced in the amount of such excess.

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Section 2.07 Closing Deliverables.

(a) At the Initial Closing, the Company and/or the Owner, as applicable, shall deliver or cause to be delivered to the Purchaser the following:

(i) audited Company financial statements through the Company’s last two (2) fiscal years (the “Audited Financial Statements”) which shall reflect revenues of at least $28,109,635 for the year ended December 31, 2020.

(ii) reviewed Company financial statements through the Company’s last fiscal quarter.

(iii) the executed certificate(s) described in Sections 8.01(a), (b), (c), (d), and (e).

(iv) certificates representing all of the Initial Closing Interests duly endorsed in blank, or accompanied by unit powers duly executed in blank, in proper form for transfer on the share transfer books of the Company, with any requisite transfer Tax stamps properly affixed thereto;

(v) the Estimated Working Capital Statement contemplated in Section 2.08.

(vi) the Stockholder’s Rights Agreement, duly executed by the Owner;

(vii) the Security Agreement, duly executed by the applicable parties thereto;

(viii) the Brand Placement Agreement, duly executed by People’s Ventures;

(ix) the Supply Chain Agreement, duly executed by People’s Refinery;

(x) the Trademark License, duly executed by People’s Ventures;

(xi) the Amended and Restated Operating Agreement, duly executed by the Company and the Owner;

(xii) the duly tendered resignations, effective as of the Initial Closing, of each of the directors, managing members, and officers of the Company and its Subsidiaries, to the extent requested by the Purchaser;

(xiii) a duly executed certificate dated as of the Initial Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate and (B) a form of notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for the Purchaser, as agent for the Company, to deliver such notice form to the IRS on behalf of the Company upon the Initial Closing;

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(xiv) the consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Initial Closing;

(xv) the Transaction Expense Invoices;

(xvi) the Payoff Letters and related UCC terminations;

(xvii) option to purchase agreement by and between the Owner and the Purchaser relating to the option to purchase People’s Corona, LLC (the “Option Agreement”), duly executed by People’s Corona, LLC and the Owner; and

(xviii) without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Initial Closing.

(b) At the Initial Closing, the Purchaser shall deliver or cause to be delivered to the Owner the following:

(i) the executed certificate(s) described in Sections 8.02(a) and (b).

(ii) the Note, duly executed by Purchaser;

(iii) the Stockholder’s Rights Agreement, duly executed by Purchaser;

(iv) the Unrivaled Shares;

(v) the Security Agreement, duly executed by the applicable parties thereto;

(vi) the Brand Placement Agreement, duly executed by Purchaser;

(vii) the Supply Chain Agreement, duly executed by Purchaser;

(viii) the Trademark License, duly executed by Purchaser;

(ix) a written Acknowledgement of Satisfaction that the Deposit Note, Second Deposit Note, Deposit Note Security Agreement and Guaranty and Security Agreement are satisfied and terminated;

(x) the Amended and Restated Operating Agreement, duly executed by the Purchaser; and

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(xi) without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Owner to consummate the transactions contemplated by this Agreement to take place at the Initial Closing.

(c) At the Second Closing, the Company and/or the Owner, as applicable, shall deliver or cause to be delivered to the Purchaser the following:

(i) certificates representing all of the Second Closing Interests duly endorsed in blank, or accompanied by unit powers duly executed in blank, in proper form for transfer on the share transfer books of the Company, with any requisite transfer Tax stamps properly affixed thereto;

(ii) statements by the Representatives of Owner confirming to the Department and the City of Santa Ana that they have transferred their remaining ownership interest in the Company to Purchaser as the existing owner, pursuant to Section 15023(c)(2) of the State Cannabis Laws;

(iii) The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Second Closing; and

(iv) The consents, approvals, waivers, authorizations, notices and filings and all other documents reasonably required by the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Second Closing.

Section 2.08 Closing Cash Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted by either (1) an increase by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 2.08(b)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital;

(ii) At least three (3) Business Days before the Management Agreement Date, the Owner shall prepare and deliver to Purchaser a statement setting forth its good faith estimate of Working Capital (the “Estimated Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Management Agreement Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Working Capital (the “Estimated Working Capital Statement”), and a certificate of an officer of the Company that the Estimated Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Working Capital Statement was being prepared and audited as of a fiscal year end.

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(b) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Company a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”).

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Working Capital (the “Post-Closing Adjustment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Owner shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Owner and its Representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as the Owner may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

(ii) Objection. On or prior to the last day of the Review Period, the Owner may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth the Owner’s objections in reasonable detail, indicating each disputed item or amount and the basis for Purchaser’s disagreement therewith (the “Statement of Objections”). If the Owner fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Owner. If the Owner delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Owner shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Owner, shall be final and binding.

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(iii) Resolution of Disputes. If Owner and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants appointed by mutual agreement of the Purchaser and Owner (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Purchaser, on the one hand, and by Owner, on the other hand, based upon the percentage that the amount actually contested but not awarded to Purchaser or Owner, respectively, bears to the aggregate amount actually contested by Purchaser or Owner.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Owner, as the case may be.

(e) Adjustments for Tax Purposes. Any payments made pursuant Section 2.08 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.09 Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by the Purchaser. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OWNER

Except as set forth in the Company Disclosure Schedule, the Owner represents and warrants to the Purchaser as follows:

Section 3.01 Organization and Authority. The Owner is duly incorporated or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization.

Section 3.02 Authority and Enforceability.

(a) The Owner has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Owner has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Owner and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Enforceability Exceptions”).

(b) The Owner and any of its Affiliates (other than the Company and its Subsidiaries) executing any Ancillary Agreements has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Owner has, and prior to the applicable Closing any such Affiliates (other than the Company and its Subsidiaries) will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Owner or any of its Affiliates (other than the Company and its Subsidiaries) upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Owner or such Affiliate (other than the Company and its Subsidiaries), as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Owner or such Affiliate (other than the Company and its Subsidiaries), as applicable, enforceable against the Owner or such Affiliate (other than the Company and its Subsidiaries), as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

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Section 3.03 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by the Owner or any of its Affiliates (other than the Company and its Subsidiaries), as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Owner or any of its Affiliates (other than the Company and its Subsidiaries), (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Owner or any of its Affiliates (other than the Company and its Subsidiaries), (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Owner or any of its Affiliates (other than the Company and its Subsidiaries) is a party or by which the Owner or any of its Affiliates (other than the Company and its Subsidiaries) is bound or to which any of their respective properties and assets are subject or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Owner.

Section 3.04 Ownership of Interests. The Owner owns all of the Interests, of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).

Section 3.05 Fees to Brokers and Finders. The Owner has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 3.06 Representations and Covenants with Respect to Securities.

(a) Owner understands that the Unrivaled Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Owner representations as expressed herein or otherwise made pursuant hereto.

(b) Owner expressly represents that Owner is receiving the Unrivaled Shares pursuant to the terms of the Stockholder’s Rights Agreement, with the intent to hold them for investment and for Owner’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(c) The Owner is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to such further assurances of such status as may be reasonably requested by the Purchaser. The Owner has furnished or made available any and all information requested by the Purchaser or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete.

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(d) The Owner acknowledges that any Unrivaled Shares received by Owner must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Owner is aware of the provisions of Rule 144 promulgated under the Securities Act which permits resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Purchaser; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. The Owner acknowledges and understands that the Purchaser may not be satisfying the current public information requirement of Rule 144 at the time the Owner wishes to sell any Unrivaled Shares held by the Owner and that, in such event, the Owner may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. The Owner acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares. The Owner understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(e) The Owner understands and agrees that the book-entry security entitlement evidencing any Unrivaled Shares, or any other securities issued in respect of any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend, together with any other legends that may be required by state or federal securities laws, Purchaser’s certificate of incorporation or bylaws, the Stockholder’s Rights Agreement and any other agreement affecting the Unrivaled Shares or any other agreement applicable to the Owner:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER.

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(f) Stop-Transfer Instructions. The Owner agrees that, in order to ensure compliance with the restrictions imposed by this agreement, Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. Purchaser will not be required (i) to transfer on its books any Unrivaled Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Unrivaled Shares, or to accord the right to vote or pay dividends, to any transferee or other purchaser to whom such Unrivaled Shares have been so transferred. The Owner further understands and agrees that Purchaser may require written assurances and other reasonable documentation, in form and substance satisfactory to counsel for Purchaser before the Owner effects any future transfers of any Unrivaled Shares.

(g) No “Bad Actor” Disqualification Events. The Owner expressly represents that Owner is not subject to any to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for any such events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Owner represents and warrants to the Purchaser as follows:

Section 4.01 Organization and Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other entity duly incorporated or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization. The Company and each of its Subsidiaries has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchaser prior to the date hereof correct and complete copies of the organizational documents of each of the Company and its Subsidiaries in effect as of the date hereof. Each such organizational document is in full force and effect, and the Company and each of its Subsidiaries is in compliance with its respective organizational documents.

Section 4.02 Authority and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Company and any of its Subsidiaries executing any Ancillary Agreements has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Company has, and prior to the applicable Closing any such Subsidiary will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Company or any of its Subsidiaries upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Company or such Subsidiary, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Company or such Subsidiary, as applicable, enforceable against the Company or such Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

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Section 4.03 Capital Structure.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth (i) all of the authorized capital stock or other equity interests of the Company and each of its Subsidiaries and (ii) the number of shares of each class or series of capital stock or other equity interests in the Company and each of its Subsidiaries that are issued and outstanding, together with the record or beneficial owners thereof. The capital stock or other equity interests of the Company and each of its Subsidiaries have been duly authorized, are validly issued and are fully paid and non-assessable. Except for this Agreement or as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character (including any stockholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is committed to issue any of the foregoing. The capital stock or other equity interests of the Company and its Subsidiaries have not been issued in violation of any applicable Laws or the organizational documents of the Company or any of its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries has any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, capital stock or other equity interests of the Company or any of its Subsidiaries. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries. There are no shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries reserved for issuance. Except for this Agreement or as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(b) The Owner owns all of the Interests, in each case of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).

(c) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity or voting interest of any Person, has any direct or indirect equity or ownership interest in any business or is a member of or participant in any partnership, joint venture or other entity (other than its Subsidiaries). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Except for this Agreement or as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no irrevocable proxies, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no restrictions that prevent or restrict the payment of dividends or other distributions by the Company or any of its Subsidiaries other than those imposed by applicable Law.

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Section 4.04 Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any of its Subsidiaries, as applicable, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, authorizations, waivers, notices and filings set forth in Section 4.04 of the Company Disclosure Schedule.

Section 4.05 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, and except as set forth in Section 4.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any of its Subsidiaries, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company and its Subsidiaries, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Company or any of its Subsidiaries, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Company or any of its Subsidiaries or the shares of capital stock or equity interests directly or indirectly owned by the Owner in the Company or any of its Subsidiaries.

Section 4.06 Financial Statements; No Undisclosed Liabilities.

(a) Section 4.06(a) of the Company Disclosure Schedule contains copies of (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of the last three fiscal years and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last full month ended prior to the date hereof (collectively, the “Company Financial Statements”). The Company Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis for the respective periods referred to in the Company Financial Statements, (B) have been derived from the books and records of the Company and its Subsidiaries and (C) present fairly, in all material respects, the financial position and results of operations of the Company and its Subsidiaries as of the respective dates and for the respective periods referred to in the Company Financial Statements.

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(b) The Company and its Subsidiaries have no Liabilities, other than Liabilities (i) that are reflected or reserved against in the Company Financial Statements or (ii) incurred since December 31, 2020, in the ordinary course of business and consistent with past practices. None of the Company or its Subsidiaries has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, except as set forth on Section 4.06(b) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has ever guaranteed any debt or other obligation of any other Person.

(c) All of the Receivables, are (i) valid obligations owed to the Company or its Subsidiaries arising from sales actually made or services actually performed by the Company or its Subsidiaries in the ordinary course of business consistent with past practices of the Company or its Subsidiaries, as the case may be, and (ii) are fully collectible and not disputed or subject to any counterclaim or right of setoff other than in the ordinary course of business consistent with past practices of the Company and its Subsidiaries. There is no default or delinquency in any payment of the Receivables that has not been reserved against in the Company Financial Statements (which reserves are adequate and consistent with past practices of the Company and its Subsidiaries).

(d) Section 4.06(d) of the Company Disclosure Schedule sets forth a true, correct, and complete list of the Indebtedness of the Company and its Subsidiaries and the corresponding holders of such Indebtedness and a reasonably detailed description of any amounts owed by the Company to the IRS (the “Tax Obligation”), including the amount of the Tax Obligation. The Owner has delivered to the Purchaser copies of all Contracts and material correspondence related to the Tax Obligation.

Section 4.07 Absence of Certain Changes. Since December 31, 2020, through the date of this Agreement (x) the business of the Company and its Subsidiaries has been operated in the ordinary course of business consistent with past practice, (y) no Material Adverse Effect has occurred, and no event, change, circumstance, effect, development, condition or occurrence exists or has occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect and (z) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, if taken or failed to have been taken after the date hereof, would have resulted in a breach of Section 6.01.

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Section 4.08 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Company or any of its Subsidiaries to comply with, any applicable Law. The Company has not sold, distributed or otherwise disposed of any Cannabis outside of the State of California.

(b) The Company and each of its Subsidiaries holds and maintains in full force and effect, and has held and maintained in full force and effect, all Permits required to conduct its business in the manner, and in all such jurisdictions as, it is currently conducted, including for the operation of any Cannabis business under and pursuant to all applicable Laws, including, without limitation, the Cannabis business located at 2721 Grand Ave S, Santa Ana, California 92705, which business has the following Permits: (1) an adult-use medicinal retailer license provisional storefront (C10-0000212-LIC) issued by the Department; (2) a regulatory safety permit (no. 2021-03) issued by the City of Santa Ana; (3) a business license issued by the City of Santa Ana; (4) a cannabis operating agreement for adult use cannabis retail business with the City of Santa Ana; and (5) any other Permits required for the business operations of the Company. The Company and each of its Subsidiaries is and has been in compliance with all such Permits. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply with, any term or requirement of any such Permit, or any pending or threatened investigation thereof.

Section 4.09 Litigation; Governmental Orders.

(a) There is no (i) Action or claim pending or, to the Knowledge of the Company, threatened, or, (ii) governmental investigation pending by, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries or any of their respective properties or assets, including, without limitation for violation of any Federal Cannabis Laws or State Cannabis Laws.

(b) Neither the Company nor any of its Subsidiaries is subject to any Governmental Order that restricts the operation of the business of the Company or any of its Subsidiaries.

Section 4.10 Taxes.

Except as provided in Section 4.10 of the Company Disclosure Schedule:

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete in all material respects, including with respect to any deductions taken on such Tax Returns, which shall, without limitation, have been made in compliance with Section 280E of the Code, and (iii) all material Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

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(b) The Company and each of its Subsidiaries have complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and each of them has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor.

(d) No Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(e) No material Taxes with respect to the Company and its Subsidiaries are under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any material Taxes of the Company or any of its Subsidiaries, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Company or any of its Subsidiaries does not currently file Tax Returns has claimed that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. Neither the Company nor any of its Subsidiaries has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company or any of its Subsidiaries is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of the Company and its Subsidiaries (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Initial Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

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(i) Neither the Company nor any of its Subsidiaries is required to make any adjustment (nor has any Tax Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any period on or after the Initial Closing Date as a result of a change in accounting method. Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Initial Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Initial Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Initial Closing Date, (iv) prepaid amount received on or prior to the Initial Closing Date, (v) election under Section 965(h) of the Code, (vi) any adjustment in the methodology of discounting unpaid losses under Sections 846 of the Code, (vii) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date, or (viii) use of an improper method of accounting for a taxable period ending on or prior to the Initial Closing Date.

(j) Neither the Company nor any of its Subsidiaries (i) is nor has it ever been a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its Subsidiaries) and (ii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of Law or otherwise (other than Taxes of the Company or any of its Subsidiaries).

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution or which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(l) Neither the Company nor any of its Subsidiaries has requested, applied for, or sought any relief, assistance or benefit from any Governmental Authority under the CARES Act, the ARP Act, or similar state and local stimulus fund programs enacted by a Governmental Authority in connection with or in response to COVID-19, other than to file amended Tax Returns or similar claims for the refund of Taxes.

Section 4.11 Employee Benefits.

(a) There are no Company Benefit Plans except as set forth on Section 4.11(a) of the Company Disclosure Schedule.

(b) Each Company Benefit Plan has been maintained, operated, and administered in compliance with its terms and applicable Law. All contributions required to be made, insurance premiums required to be paid and benefits and expenses due with respect to each Company Benefit Plan have been timely made and deposited or paid and all reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant or beneficiary have been timely filed or distributed.

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(c) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, or has ever sponsored, maintained or contributed to, or had an obligation to contribute to, or has any Liability with respect to a plan that is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. No Company Service Provider is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code.

(d) Each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(e) The execution and delivery of this Agreement and the Ancillary Agreements by the Company or any of its Subsidiaries, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (either alone or in combination with any other event) (i) entitle any Company Service Provider to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Company Service Provider, (iii) increase any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any Indebtedness of any Company Service Provider, (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) the application of any limitation or restriction on the ability of the Company to amend or terminate any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that could result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

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(g) Copies of the following materials have been delivered or made available to Purchaser: (i) all current and prior plan documents for each Company Benefit Plan or, in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Company Benefit Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Company Benefit Plan, and (v) any other documents, forms or other instruments relating to any Company Benefit Plan reasonably requested by Purchaser.

(h) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

(i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(j) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Company Benefit Plan (other than routine claims for benefits), nor is there any basis for one.

(k) Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of Company Service Providers other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans.

Section 4.12 Employee Matters.

(a) As of the date hereof and as of immediately prior to the Initial Closing, the Company and its Subsidiaries shall have in their employ a number of employees (the “Company Employees”) sufficient to permit the Purchaser (provided that the Purchaser hires all such employees at the Initial Closing) to conduct the business of the Company and its Subsidiaries immediately following the Initial Closing in the same manner as such business was conducted during the six (6) month period prior to the date hereof. Section 4.12(a) of the Company Disclosure Schedule contains a list of all Company Employees and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation, (vi) FLSA exempt or non-exempt status, (vii) work location, and (viii) whether on a leave of absence, the reason for the leave and the expected date of return, if known.

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(b) (i) Neither the Company nor any of its Subsidiaries is party to or bound by any Collective Bargaining Agreement or other similar labor agreement with respect to any Company Employees, (ii) no Company Employees are covered by any Collective Bargaining Agreement or other similar labor agreement or represented by any labor or trade union, works council or other employee representative body, in each case, with respect to their employment with the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, there has not been any labor organizing activity by or with respect to any Company Employees and (iv) there have not been any, and there are no pending or, to the Knowledge of the Company, threatened, (A) labor disputes involving the Company or any of its Subsidiaries, or (B) unfair labor practice charges, strikes, slowdowns or work stoppages by or with respect to any Company Employees.

(c) (i) The Company and each of its Subsidiaries is, and has been, in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to employment, labor relations, wages and hours, health and safety, and contractor classification and (ii) neither the Company nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of the Company, threatened charge, complaint, investigation, arbitration, mediation, proceeding, litigation or audit with respect to or relating to any material noncompliance by the Company or any of its Subsidiaries with any applicable local, state, federal or foreign Laws relating to employment or compensation.

(d) Neither the Company nor any of its Subsidiaries is party to a settlement agreement with any Company Employees that involves allegations relating to sexual harassment or sexual misconduct by either (i) an officer of the Company or any of its Subsidiaries or (ii) a Company Employee at the management level. To the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any (A) officer of the Company or any of its Subsidiaries with respect to or involving any Company Employees or (B) Company Employee at a management level.

(e) To the Knowledge of the Company, no Company Employee is in violation of any material term of any employment agreement, nondisclosure agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations, in each case: (i) to the Company or any of its Subsidiaries or (ii) with a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a list (in all material respects) of all U.S. and foreign (i) utility, utility model, design, and plant patents and pending patent applications, (ii) registrations and pending applications for registration of Trademarks, (iii) registrations and applications for registration of copyrights and (iv) internet domain name registrations, in each case that are Company IP (collectively, the “Company Registered IP”), listing for each, the owner(s), title/mark, jurisdiction(s) and registration and application number(s) and date(s).

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(b) The Company and its Subsidiaries, individually or collectively, shall own exclusively all right, title and interest in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and own or have the valid right to use all other material Intellectual Property used (or held for use) in or necessary for the conduct of their respective businesses in the same manner as conducted during the six (6) month period prior to the date of this Agreement.

(c) To the Knowledge of the Company the Company and its Subsidiaries and the conduct of their respective businesses have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third-party. There is no Action or claim pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries either (i) alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property rights of any third-party or (ii) challenging the use, ownership, enforceability or validity of any Company IP. To the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Company IP and no such claims are pending or threatened in writing against any Person by the Company or any of its Subsidiaries, in each case in any material respect.

(d) The consummation of the transactions contemplated hereby or by any of the Ancillary Agreements will not alter or impair any rights of the Company or any of its Subsidiaries to use any Intellectual Property material to the operation of their respective businesses.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all Contracts which are in effect as of the date hereof and which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective businesses, properties or assets are bound that meet any of the following criteria (each, a “Company Material Contract”):

(i) calls for the payment, reimbursement or offset by or on behalf of the Company or any of its Subsidiaries in excess of $15,000 per annum, or the delivery by the Company or any of its Subsidiaries of goods or services with a fair market value in excess of $15,000 per annum, during the remaining term thereof and which by its terms does not terminate or is not terminable without material penalty by the Company or any of its Subsidiaries upon ninety (90) days’ or less prior notice;

(ii) provides for the Company or any of its Subsidiaries to receive any payments, reimbursements or offsets in excess of, or any property with a fair market value in excess of $15,000 during the remaining term thereof, and which, by its terms, does not terminate or is not terminable without material penalty by the Company or any of its Subsidiaries upon ninety (90) days’ or less prior notice;

(iii) contains covenants (A) limiting in any material respect the ability of the Company or any of its Subsidiaries (or any of their respective successors or Affiliates) to compete or operate in any line of business or geographical area or provide any products or services of or to any other Person, (B) obligating the Company or any of its Subsidiaries (or any of their respective successors or Affiliates) to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation,” rights of first refusal or offer or similar rights;

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(iv) provides for Company or any of its Subsidiaries to receive material administrative services or management services;

(v) was entered into in connection with the acquisition or disposition by the Company or any of its Subsidiaries of any business or the shares, capital stock or other ownership interests of any other Person and (A) under which there are any material ongoing obligations or (B) which acquisition is not yet complete;

(vi) there is any option, warrant, call, subscription or other right, agreement, arrangement or commitment to acquire any business or the shares, capital stock or other ownership interests of any other Person;

(vii) was entered into with any Governmental Authority;

(viii) relates to any indebtedness for borrowed money that creates payment obligations from or to any party to or from the Company or any of its Subsidiaries in excess of $15,000, other than in the ordinary course of business;

(ix) pursuant to which the Company or any of its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property (other than any non-exclusive end user click-wrap, shrink-wrap, or form license agreement for commercial-off-the-shelf Software that is available for immediate purchase by the general public), (B) permits or agrees to permit any Person, or is permitted by any Person, to use any material Intellectual Property, (C) is restricted in the use, enforcement or registration of any material Intellectual Property, or (D) other than as a result of limitations on the scope, territory or term of a license to Intellectual Property, is restricted in any material respect from using Intellectual Property to engage in any particular business or operating in any territory or during any period of time, including co-existence agreements, settlement agreements and covenants not to assert Intellectual Property rights;

(x) pursuant to which the Company or any of its Subsidiaries has directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness for borrowed money or other Liabilities of any Person in excess of $10,000;

(xi) is a Company Intercompany Agreement;

(xii) was entered into outside of the ordinary course of business;

(xiii) requires the Company or any of its Subsidiaries to indemnify any Person;

(xiv) is a Contract between a Company Service Provider, on the one hand, and the Company or any of its Subsidiaries, on the other hand;

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(xv) creates any partnership, joint venture, limited liability company or similar arrangement;

(xvi) is a Contract between the Company or any of its Affiliates, on the one hand, and with any investment banker, broker, financial advisor or similar service provider, on the other, whether or not such agreement entitles such service provider to a fee as a direct result of the transactions contemplated by this Agreement; or

(xvii) is otherwise material to the business or operations of the Company or any of its subsidiaries.

(b) (i) Each Company Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract following the date hereof, is in full force and effect, subject to the Enforceability Exceptions and (ii) the Company and its Subsidiaries are not, and, to the Knowledge of the Company, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Company Material Contracts (and neither the Company nor any of its Subsidiaries has received any notice alleging any such default).

(c) The Company has made available to the Purchaser prior to the date hereof copies of each Company Material Contract.

Section 4.15 Title to Assets; Sufficiency of Assets; Inventory.

(a) Each of the Company and its Subsidiaries owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the most recent of the Company Financial Statements; (ii) all of the rights of the Company and its Subsidiaries under the Company Material Contracts; and (iii) all other assets reflected in the books and records of the Company and its Subsidiaries as being owned thereby. All of said assets are owned by the Company and its Subsidiaries free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.

(b) As of the Initial Closing Date, the assets, properties, Intellectual Property, Contracts and rights of the Company and its Subsidiaries will constitute all of the assets, properties, Intellectual Property, Contracts and rights necessary to permit the Purchaser to conduct the business of the Company and its Subsidiaries immediately following the Initial Closing in the same manner as such business was conducted during the six (6) month period prior to the date hereof.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a reasonably detailed description of the Company’s and its Subsidiaries’ Inventory. The Inventory (i) consists only of finished goods, packaging and supplies of a quality and quantity usable and saleable and with adequate reserves for repair, obsolete, slow-moving or non-salable goods in the ordinary course of the business consistent with past practice, (ii) does not include any inventory which is obsolete or surplus, and (iii) is valued at the lower of the Company’s or its Subsidiaries’ cost or fair market value, in accordance with GAAP. All Inventory is owned by the Company or its Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances. Inventory on hand was purchased in the ordinary course of business consistent with past practice at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of the Company and its Subsidiaries.

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Section 4.16 Real Property; Environmental Matters.

(a) The Company and its Subsidiaries do not own nor have they ever owned any real property or interests in real property.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a list of all leases, subleases, licenses or other agreements, including all amendments, supplements, modifications and extensions to which the Company or any of its Subsidiaries is a party or by which it is bound (each, together with the 2705 Lease and the LA Lease, a “Company Lease”), for the use or occupancy of real property by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), together with the property address of the Company Leased Real Property related thereto.

(c) (i) Each Company Lease is a valid and binding obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Lease following the date hereof, is in full force and effect, subject to the Enforceability Exceptions and (ii) the Company and its Subsidiaries are not, and, to the Knowledge of the Company, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each Company Lease (and neither the Company nor any of its Subsidiaries has received any notice alleging any such default), nor has there been any event occurrence, condition or act that with notice, lapse of time, or the happening of any other event or condition, that would constitute a default under a Company Lease. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened which would preclude or materially impair the use of the Company Leased Real Property by the Company or any applicable Subsidiary of the Company for the purposes for which it is used as of the date hereof, and the Company and its Subsidiaries enjoy quiet possession of the Company Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries subleases or sublicenses any portion of the Company Leased Real Property to any Person other than the Company or any of its Subsidiaries.

(d) The Company has made available to the Purchaser prior to the date hereof copies of each Company Lease.

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(e) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes the possession by each of the Company and its Subsidiaries of all Environmental Licenses , and compliance with the terms and conditions thereof, and all such Environmental Licenses may be relied upon by the Purchaser for the lawful operation of the business on and after the Initial Closing Date without transfer, reissuance or other governmental action. A list of all material Environmental Licenses is set forth on Section 4.16(e) of the Company Disclosure Schedule. None of the Company nor its Subsidiaries has received any complaint, claim, notice, demand, order, request for information or other communication, whether from any Person, Governmental Authority, citizens group, any current or former employee of the Company or its Subsidiaries, or otherwise, that alleges that any of the Company or its Subsidiaries is not in compliance with any Environmental Law, and there are no circumstances that may prevent, impede, increase the costs with the operation of the business or interfere with any of the Company’s or its Subsidiaries’ compliance with any Environmental Law in the future. The Company and the Subsidiaries have not owned or operated any real property or treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material so as to give rise to any Liabilities (including any Liability for response costs, reporting, investigation, assessment, remediation, corrective action costs, personal injury, natural resource damages, property damage or attorneys’ fees or any investigative, corrective or remedial obligations) pursuant to any Environmental Law. The Company and the Subsidiaries have not retained or assumed, by contract or operation of Law, any Liabilities of third parties under any Environmental Law. The Company and the Subsidiaries have provided to Purchaser copies of all material documentation in their possession or control regarding Hazardous Materials or concerning compliance with Environmental Laws.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedule sets forth a list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or any of its Subsidiaries (collectively, the “Company Insurance Policies”). The Company has made available to the Purchaser prior to the date hereof copies of such Company Insurance Policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to the Initial Closing, will be paid prior to the Initial Closing in accordance with the payment terms of each Company Insurance Policy. Each such Company Insurance Policy is valid and binding in accordance with its terms and is in full force and effect unless terminated by the insurance carrier or expired in accordance with the terms of such insurance policies or replaced with substantially equivalent insurance followings the date hereof. Neither the Company nor any of its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy.

Section 4.18 Fees to Brokers and Finders. Neither the Company nor any of its Subsidiaries has any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 4.19 Bank Accounts. Section 4.19 of the Company Disclosure Schedule sets forth a list of the following information with respect to each account maintained by or for the benefit of any of the Company or its Subsidiaries at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the type of access each such signer holds (Administrative, View, Transactional, etc.); and (e) the approximate amount held in such account as of the date of this Agreement. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of any of the Company or its Subsidiaries.

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Section 4.20 FCPA. None of the Company or its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 4.21 Warranty Obligations and Product Liability Obligations. The products manufactured, sold, distributed and/or delivered by the Company and its Subsidiaries (the “Products”) were manufactured in compliance with all applicable Law. No product warranty, recall or similar claims have been made against Company or its Subsidiaries, and none of the Company and its Subsidiaries has received notice as to any claim or allegation of personal injury, death or property or economic damages, product recall, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any Products, or in connection with any service provided by Company and its Subsidiaries. There are no statements, citations or decisions by any Governmental Authority stating or implying that any Product is defective or unsafe or fails to meet any standards promulgated by the Governmental Authority. There are no, and have not been, any (i) facts relating to any Product that may impose upon the Company or its Subsidiaries a duty to recall any such Product or a duty to warn customers of a defect in any such Product, (ii) design, manufacturing or other defects of any kind in any Product, or (iii) material liabilities for warranty claims, returns or servicing with respect to any Product (collectively “Product Obligations”), and, to the Knowledge of the Company, there are no Product Obligations threatened against the Company or its Subsidiaries. Except as provided by the Laws enacted in various jurisdictions with respect to implied warranties of merchantability and the like, and the Company’s and its Subsidiaries’ standard forms of warranty set forth on Section 4.21 of the Company Disclosure Schedule, no Products, to the Knowledge of the Company, are subject to any guaranty or indemnity of any kind. The Company has delivered to Purchaser a true and correct copy of the product warranty it and its Subsidiaries utilized in connection with the sale of Products. Neither the Company nor its Subsidiaries have received any notice of any claim based on any such warranty.

Section 4.22 Suppliers.

(a) Section 4.22(a) of the Company Disclosure Schedule lists the Company’s and its Subsidiaries’ ten largest suppliers (the “Significant Suppliers”), measured in terms of goods and services purchased by the Company and its Subsidiaries during each of the last three fiscal years and during the current fiscal year through the last full month ended prior to the date hereof.

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(b) No Significant Supplier has notified the Company in writing, or, to Company’s Knowledge, orally, that it intends to terminate, limit or negatively alter its business relationship with the Company or its Subsidiaries. To the Company’s Knowledge, there is no fact or circumstances that would reasonably be anticipated to cause a Significant Supplier to terminate, limit or negatively alter its business relationship with the Company or its Subsidiaries.

Section 4.23 SR-55 Improvement Project. Except as set forth in Section 4.23 of the Company Disclosure Schedule, to the Company’s Knowledge, the operation of the business of the Company or any of its Subsidiaries will not be materially adversely impacted by the conduct of the SR-55 Improvement Project (I-405 to I-5), including its planning, design or construction.

Section 4.24 OFAC Representation. Neither Company, nor Owner, nor any of their Affiliates is a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) (including those named on OFAC’s especially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action. This Section is material and essential, and any breach or default hereof shall be deemed a total material default under and breach of this Agreement by Company and Owner.

Section 4.25 Anti-Money Laundering. Neither Company, nor Owner, nor any of their respective Affiliates (i) has violated or is in violation of any applicable anti-money laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

Section 4.26 Disclosure. No representation or warranty by the Owner, or any certificate furnished by the Owner to the Purchaser pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The Company is not aware of any fact, condition or circumstance that may materially and adversely affect the assets, liabilities, business, prospects, condition or results or operations of the Company and its Subsidiaries or the business that has not been previously disclosed to the Purchaser in writing.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Owner as follows:

Section 5.01 Organization and Qualification. The Purchaser is a limited liability company or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 5.02 Authority and Enforceability.

(a) The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Purchaser has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Purchaser has taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Purchaser upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each such Ancillary Agreement will constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Filings and Consents. Except as set forth on Schedule III, no consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 5.03, if any, are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Purchaser’s organizational documents, or (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Purchaser.

Section 5.05 Litigation; Governmental Orders. There is no Action or claim pending or, to the Knowledge of the Purchaser, threatened, or, to the Knowledge of the Purchaser, governmental investigation threatened or pending by, against or involving the Purchaser, that would prevent Purchaser from consummating the transactions contemplated hereby, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party, in any material respect.

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ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business. During the period from the date of this Agreement through the earlier of the (i) Initial Closing or (ii) the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as required by applicable Law, or with the prior written consent of the Purchaser, the Owner shall, and shall cause the Company and its Subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice, (y) use reasonable best efforts to maintain and preserve intact their respective business organizations and operations and maintain their relationships and goodwill with policyholders, reinsurers, employees, customers, suppliers, Governmental Authorities and others having business relationships with the Company and its Subsidiaries and (z) not:

(a) (i) declare, set aside or pay any dividend or distribution on any shares of its capital stock or other equity interests, or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;

(b) issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person;

(c) split, combine, subdivide or reclassify any of its capital stock or other equity interests;

(d) (i) incur any indebtedness for borrowed money or issue any debt securities, (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than any transactions solely between or among the Company or any of its Subsidiaries) or (iii) waive any material claims or rights of, or cancel any debts to, any of the Company or any of its Subsidiaries;

(e) amend (by merger, consolidation or otherwise) its organizational documents;

(f) voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(g) (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets, individually or in the aggregate, material to the Company or any of its Subsidiaries, (ii) grant or take any other action that will result in the imposition of any Encumbrances, other than Permitted Encumbrances, on any property or assets of the Company or any of its Subsidiaries or (iii) make or incur any capital expenditure in excess of $10,000 individually or $50,000 in the aggregate;

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(h) (i) amend or assign, renew or extend or terminate any existing Company Material Contract or Company Lease, (ii) enter into any Contract that would be a Company Material Contract or Company Lease if in effect on the date hereof or (iii) waive, release or assign any material rights or claims under any existing Company Material Contract or Company Lease;

(i) grant or acquire, from any Person, or dispose of or permit to lapse, any rights to any Intellectual Property material to the Company or any of its Subsidiaries;

(j) pay, settle, release or forgive any Action or threatened Action or waive any right thereto;

(k) make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or any of its Subsidiaries or (ii) the withdrawal by the Company or any of its Subsidiaries from any lines or kinds of business;

(l) (i) make, revoke or amend any Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax Liability or (vi) adopt or change any method of Tax accounting;

(m) other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section 4.11(a) of the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan or (vi) except as may be required by GAAP, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(n) (i) terminate the employment of any employee of the Company or any of its Subsidiaries (other than for cause or as a result of a voluntary resignation of such employee), (ii) hire any new employee into the Company or any of its Subsidiaries, (iii) materially increase the compensation or benefits of any current employee of the Company or any of its Subsidiaries, (iv) waive the restrictive covenant obligations of any current or former director, officer, employee, or natural independent contractor of the Company or any of its Subsidiaries, (v) implement any group layoffs, furloughs or employment terminations, whether temporary or permanent, with respect to any employee of the Company or any of its Subsidiaries or (vi) return any employee of the Company or any of its Subsidiaries to the workplace, other than in compliance with applicable Laws;

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(o) (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(p) terminate, cancel or materially modify or amend any insurance coverage maintained by the Company or any of its Subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

(q) (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) enter into any new lines of business or introduce any new material products or services; or

(r) enter into any Contract with respect to any of the foregoing.

Section 6.02 Confidentiality.

(a) During the period from the date of this Agreement through the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, (i) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries, (ii) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as the Purchaser or any of its Representatives may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with the Purchaser in its investigation of the Company and its Subsidiaries. In exercising its rights hereunder, the Purchaser shall conduct itself so as not to unreasonably interfere in the conduct of the Company’s and its Subsidiaries’ businesses. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Owner or the Company in this Agreement.

(b) From and after the date of this Agreement, without the prior written consent of the Purchaser, the Owner shall not, directly or indirectly, disclose (and each such party will direct its representatives not to disclose) any Confidential Information. Prior to the date of this Agreement, without the prior written consent of the Owner, the Purchaser shall not, directly or indirectly, disclose (and will direct its representatives not to disclose) any Confidential Information. The term “Confidential Information” means any information of or relating to the Company or its Subsidiaries not generally known to the public (other than as a result of disclosure in violation of this Agreement) in spoken, printed, electronic or any other form or medium, including, but not limited to, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, know-how, Trade Secrets, databases, manuals, records, supplier information, financial information, accounting information, legal information, marketing information, pricing information, payroll information, personnel information, patient information, patient lists and supplier lists.

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(c) Except as and to the extent required by applicable Law or as otherwise set forth herein, neither the Purchaser nor the Owner will make (and each will direct its representatives not to make, directly or indirectly) any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement or the transaction between the parties or any of the terms, conditions or other aspects of the transaction set forth in this Agreement. If a party is required by applicable Law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by applicable Law and the time and place that the disclosure will be made.

Section 6.03 Reasonable Best Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser, the Company and the Owner shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) prepare and make all necessary, proper or advisable notices and filings with any Governmental Authority, and (ii) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers of any Governmental Authority, including but not limited to those set forth on Schedule II. The Purchaser and the Owner shall be equally responsible for all filing and other similar fees payable in connection with the consents, approvals, authorizations, waivers, notices and filings set forth in Schedule II.

(b) The Purchaser, the Owner and the Company shall reasonably consult with each other with respect to the making of all notices and filings with, and obtaining all consents, approvals, authorizations or waivers of, any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised on a prompt basis of the status of such matters relating to such notices, filings, consents, approvals, authorizations and waivers. The Purchaser and the Company shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each will consult the other on, in each case, subject to applicable Law, any material notice or filing with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, and each party shall in good faith consider comments of the other parties thereon. The party responsible for any such action shall promptly deliver to the other parties evidence of the making of all notices, filings and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. Notwithstanding the foregoing, in no event shall a party be required to disclose to any other party any of its or its Subsidiaries’ Trade Secrets.

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(c) The Purchaser, the Owner and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication. Each party shall, to the extent reasonably practicable and permitted by applicable Law or Governmental Authority, (i) in advance, notify the other party, of any meeting any Governmental Authority in connection with the transactions contemplated by this Agreement, and reasonably consult with the other parties in scheduling any of these meetings and (ii) give the other parties an opportunity to participate in such meeting.

(d) Notwithstanding anything to the contrary contained herein, in no event shall (i) a party or any of its Subsidiaries be required to agree, or take or refrain from taking, any action which is not conditioned upon a Closing or (ii) the Purchaser or any of its Affiliates be required to agree to, or take or refrain from taking, any action or permit or suffer to exist or agree to permit or suffer to exist any action, restriction, condition, limitation or requirement which, individually or together with all other such actions (taken or refrained from being taken), restrictions, conditions, limitations or requirements, would or would reasonably be expected to (A) have a material adverse effect on the business, condition (financial or otherwise), assets or Liabilities or results of operations of (I) the Company and its Subsidiaries, taken as a whole, or (II) the Purchaser and its Subsidiaries, taken as a whole (with such materiality measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (B) materially and adversely affect the economic benefits reasonably anticipated by the Purchaser from the transactions contemplated hereby, (C) restrict or prohibit any lines or types of business in which the Purchaser or any of its Subsidiaries shall be permitted to engage, (D) result in the imposition of any arrangement involving the sale, disposition or separate holding of the assets or businesses of the Company or any of its Subsidiaries or the assets or businesses of any of the Purchaser or any of its Subsidiaries (including, following any Closing, the Company or any of its Subsidiaries), (E) result in the contribution of capital or entry into or requirement for any guaranty, keep-well, capital maintenance or similar arrangement, by the Purchaser or any of its Subsidiaries to or of the Company or any of its Subsidiaries or any restrictions on dividends or distributions by the Company or any of its Subsidiaries or (F) result in a material restriction being placed on the business or properties of the Purchaser or any equityholder of the Purchaser or any of their respective portfolio companies (including the post-Closing operation of the Companies and their Subsidiaries) (each, a “Burdensome Condition”).

Section 6.04 Employee Matters. The Company shall no less than one (1) day prior to the Initial Closing Date, provide the Purchaser with an updated list of the Company Employees as set forth in Section 4.12(a) of the Company Disclosure Schedule as of such date. The Company shall not, and shall cause its Subsidiaries not to, make any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated herein unless approved by the Purchaser in advance. The Company shall provide the Purchaser with a copy of the intended communication no later than ten (10) Business Days prior to the intended date any such communication is to be delivered or made available by the Company.

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Section 6.05 Intercompany Agreements and Accounts. Except as set forth in Section 6.05 of the Company Disclosure Schedule, (a) all Company Intercompany Agreements shall be terminated and discharged and deemed to be void and of no further force and effect, effective immediately prior to the Initial Closing, in each case, (i) without any fee, penalty or other payment by the Company or any of Subsidiaries, (ii) in a manner reasonably satisfactory to the Purchaser and (iii) without survival of any rights or obligations (including any provision expressed or intended to survive the termination of such agreement), including any Liability that has accrued prior to such termination and (b) the Owner shall take such action and make such payments as may be necessary so that, as of immediately prior to the Initial Closing, the Company and its Subsidiaries, on the one hand, and the Owner, its Affiliates (other than the Company and its Subsidiaries), the spouse, parents, siblings, and descendants (including adoptive relationships and stepchildren) of the Owner, and the spouses of each such natural persons, on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.

Section 6.06 Releases.

(a) Owner Release. Effective as of the Initial Closing, the Owner, for itself and on behalf of its Affiliates (other than the Company and its Subsidiaries) and each of their and their successors, assigns, heirs and executors (each, a “Owner Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any such Owner Releasor has, may have or might have or may assert now or in the future, against the Purchaser and its Affiliates (except for claims arising under this Agreement), the Company or any of its Subsidiaries and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Initial Closing. The Owner shall, and shall cause the Owner Releasors to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 6.06(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Owner Releasor or Company Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

(b) Purchaser Release. Effective as of the Initial Closing, the Purchaser, for itself and on behalf of its Affiliates (other than the Company and its Subsidiaries) and each of their and their successors, assigns, heirs and executors (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any such Purchaser Releasor has, may have or might have or may assert now or in the future, against the Owner and its Affiliates (except for claims arising under this Agreement), and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Owner Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Initial Closing. The Purchaser shall, and shall cause the Purchaser Releasors to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Owner Releasee based upon any matter released pursuant to this Section 6.06(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Purchaser Releasor or Owner Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

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(c) Civil Code Section 1542. Each Person releasing claims under this Section 6.06 intends for this Section 6.06 to serve as a general release with respect to the claims released herein, and each such Person recognizes that such Person may have claims of which such Person is totally unaware and unsuspecting, but that which such Person is nevertheless releasing and giving up by executing this Agreement and providing the general release set forth above. In furtherance of such understanding and intention, each Person releasing claims under this Section 6.06 acknowledges that such Person is familiar with the provisions of California Civil Code Section 1542, and such party waives all such provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(d) Assumption of Risk. EACH PARTY TO THIS AGREEMENT HAS BEEN ADVISED BY SUCH PARTY’S LEGAL COUNSEL AS TO THE EFFECT OF THE RELEASE BEING PROVIDED HEREUNDER AND UNDERSTANDS THAT THE FACTS WITH RESPECT TO WHICH SUCH RELEASE IS GIVEN MAY BE DIFFERENT FROM THE FACTS NOW KNOWN OR BELIEVED BY SUCH PARTY TO BE TRUE. EACH PARTY ACCEPTS AND ASSUMES THE RISK THAT SUCH FACTS MAY TURN OUT TO BE DIFFERENT. NEVERTHELESS, EACH PARTY AGREES THAT THE RELEASE SUCH PARTY HAS PROVIDED UNDER THIS SECTION 6.06 SHALL REMAIN IN ALL RESPECTS EFFECTIVE AND SHALL NOT BE SUBJECT TO TERMINATION OR RESCISSION IN THE EVENT SUCH FACTS TURN OUT TO BE DIFFERENT.

(e) Third Party Beneficiary. Each Purchaser Releasee and Owner Releasee, as the case may be, is hereby expressly made a third party beneficiary under this Section 6.06.

Section 6.07 Non-Competition; Non-Solicitation. In consideration for, and as a necessary condition of the entrance into this Agreement and the purchase and sale of the Interests, and to assure that Purchaser will realize the benefits of the transactions contemplated hereby, the Owner acknowledges and agrees that the covenants in this Section 6.07 and in Sections 6.02, and 6.08 of this Agreement are necessary to protect the legitimate business interests of Purchaser, are reasonable with respect to duration, geographical area, and proscription. Therefore, during the period from the date hereof to the date that is three (3) years following the Initial Closing, Owner shall not, and shall cause its Affiliates to not, directly or indirectly:

(a) engage in or participate in or be involved in any capacity, or own any shares or interests in, manage, operate, control, finance, contract with, or be employed or engaged by or associated with, serve in any capacity or provide services or advice nor lend or permit their name to be used in connection with any business, enterprise, facility or other Person engaged or involved in the Competing Business anywhere within or with respect to the State of California;

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(b) solicit, or induce or attempt to solicit or induce any person, who at such time is or, at any time during the two (2) year period immediately preceding such solicitation, inducement, or attempt, was an employee, independent contractor, or agent of Purchaser, the Owner, the Company or its Subsidiaries or the Company Service Providers or any Affiliate or Subsidiary of Purchaser or its service providers (each, a “Protected Party”), to terminate his, her, or its employment or other relationship with such Protected Party or otherwise interfere with such employment or other relationship, or directly or indirectly employ, hire, provide work to, or retain the services of any such person;

(c) solicit or induce or attempt to solicit or induce any person, who is or, at any time during the two (2) year period immediately preceding such solicitation or inducement or attempt, was a client or customer of Purchaser, the Owner, the Company or its Subsidiaries, either on any of the Owner’s or any of its Affiliates’ own account or for any other person, firm, corporation, or other organization, to terminate or otherwise interfere with their relationship with Purchaser, the Company or its Subsidiaries; or

(d) solicit or induce or attempt to solicit or induce any person, who is or was a supplier, vendor, or other business relation of any Protected Party, to cease, reduce, or adversely modify its manner of, doing business with such Protected Party, or in any way adversely interfere with the relationship between any supplier, vendor, or other business relation, on the one hand, and such Protected Party, on the other hand.

These prohibitions shall be applicable regardless as to whether the Owner or any of its Affiliates are acting on their own behalf, as members of a partnership, members of a joint venture, members of a limited liability company, or in any capacity with an organized business entity. If any provision contained in this Section 6.07 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.07, but this Section 6.07 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.07 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

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Section 6.08 Non-Disparagement. From and after the date of this Agreement, the Owner shall not, and shall cause its Affiliates not to, directly or indirectly, take any action that would tend to diminish the value, or that would interfere with the business of, Purchaser, the Company or its Subsidiaries, including disparaging, libeling, or defaming the name, products, services, or businesses of Purchaser, the Company or its Subsidiaries, or any of their respective current or past shareholders, directors, members, managers, officers, employees, agents, or Affiliates.

Section 6.09 Exclusivity. During the period from the date of this Agreement through the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, the Company and the Owner shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, (a) encourage, solicit, initiate or facilitate inquiries regarding an Acquisition Proposal, (b) enter into, continue with or participate in any discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Owner shall promptly notify the Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.10 Public Disclosure. The parties shall agree on the form and content of any initial press release and, except with the prior written consent of the Owner and the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate of such party issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that the Owner, the Company and the Purchaser may, without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law and, if practicable under the circumstances, after reasonable prior consultation with such other parties, (b) that consists solely of information contained in prior announcements made by any or all of the Purchaser, the Company, the Owner, or any of their respective Representatives or (c) to enforce its rights or remedies under this Agreement.

Section 6.11 Further Assurances. The Purchaser, the Company and the Owner shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and the Owner shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably requested by the Purchaser to document the prior and current ownership of the Company, its Subsidiaries and any of the Storefront Entities or their Subsidiaries, including, without limitation, instruments of conveyance or transfer, board, shareholder, member or manager approvals and consents, filings with any Governmental Authority, and any other limited liability company or other documentation related thereto.

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Section 6.12 Identified Storefronts.

(a) From and after the Initial Closing, notwithstanding the restrictions in Section 6.07(a), the parties agree that the Owner and its Affiliates shall be permitted to (i) take such actions as are necessary to identify locations that, in their reasonable good faith judgment, would serve as desirable cannabis retail and delivery locations (“Identified Storefronts”), (ii) secure ownership of, or leasehold rights in, the real property underlying such Identified Storefronts, and (iii) to obtain any Permits necessary to establish and operate cannabis retail and delivery businesses at the Identified Storefronts (the “Identified Storefront Permits”).

(b) The Owner and its Affiliates shall reasonably consult with the Purchaser with respect to the making of all notices and filings with, and obtaining all consents, approvals, authorizations or waivers of, any Governmental Authority necessary, proper or advisable to obtain the Identified Storefront Permits, and shall keep the Purchaser apprised on a prompt basis of the status of such matters relating to such notices, filings, consents, approvals, authorizations and waivers. The Purchaser shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, any material notice or filing with, or written materials submitted to, any Governmental Authority in connection with the obtaining of the Identified Storefront Permits. The Owner shall promptly deliver to the Purchaser evidence of the making of all notices, filings and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith.

(c) The Owner shall promptly advise the Purchaser upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is necessary, proper or advisable to obtain an Identified Storefront Permit, including promptly furnishing the Purchaser copies of any written or electronic communication. The Owner shall, to the extent reasonably practicable and permitted by applicable Law or Governmental Authority, (i) in advance, notify the Purchaser, of any meeting with any Governmental Authority in connection with the Identified Storefront Permits, and reasonably consult with the Purchaser in scheduling any of these meetings, and (ii) give the Purchaser an opportunity to participate in such meeting.

(d) The Owner shall deliver written notice to the Purchaser promptly upon receipt of all Identified Storefront Permits to establish and operate a given Identified Storefront, along with evidence reasonably satisfactory to the Purchaser of the receipt of all such Identified Storefront Permits. During the thirty (30) day period after receipt of such notice (the “Election Period”), the Purchaser (or any of its Affiliates) may, at any time, elect, by delivering written notice to the Owner (an “Election Notice”), to acquire all of the equity interests of the entity or entities that hold the Identified Storefront Permits for such Identified Storefront and the rights to the real property underlying such Identified Storefront (the “Identified Storefront Entity”), for an aggregate purchase price of (i) Two Million Dollars ($2,000,000), and (ii) an amount equal to all reasonable costs, documented to the Purchaser’s satisfaction, related to obtaining the Identified Storefront Permits (the “Identified Storefront Acquisition”).

(e) During the Election Period, the Purchaser and its Representatives shall have full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Identified Storefront Entity, including such financial, operating and other data and information related to the Identified Storefront Entity as the Purchaser or any of its Representatives may reasonably request, and otherwise to conduct due diligence regarding the Identified Storefront Entity in order to determinate whether to elect to acquire the Identified Storefront Entity. The Owner, its Affiliates and the Identified Storefront Entity shall cooperate with the Purchaser in such investigation.

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(f) In the event that the Purchaser or any of its Affiliates delivers an Election Notice during the Election Period, the applicable parties shall, within a reasonable time after the delivery of the Election Notice not to exceed sixty (60) days therefrom, consummate such Identified Storefront Acquisition pursuant to an equity purchase agreement (or such other transaction structure as the Purchaser may determine, in its reasonable discretion), in a form substantially similar to the Secondary Purchase Agreement(s), with such changes as are reasonable and appropriate given the nature and circumstances of such Identified Storefront Acquisition.

(g) In the event that neither the Purchaser nor any of its Affiliates elects to consummate the Identified Storefront Acquisition by delivery of an Election Notice with respect to a given Identified Storefront, then, after the Election Period, notwithstanding the restrictions in Section 6.07(a), the parties agree that the Owner and its Affiliates shall be permitted to own and operate such Identified Storefront.

Section 6.13 Management Agreement. On September 1, 2021, Purchaser and Owner or the Company shall enter into the Management Agreement.

Section 6.14 Notice of Developments. From time to time during the period from the date of this Agreement through the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, if any party becomes aware of any event, fact or condition or nonoccurrence of any event, fact or condition that constitutes a breach of any representation, warranty, covenant or agreement of such party, or would constitute a breach of any representation or warranty of such party if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on a Closing Date, then such party will promptly provide the other parties hereto with a written description of such event, fact or condition. No fewer than three (3) Business Days prior to the Initial Closing Date, the Company shall supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (the “Schedule Update”), to the extent such matter would, if in existence on the date hereof, have been required to be set forth or described in the Company Disclosure Schedule. Any disclosure in any such Schedule Update shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.01 have been satisfied.

Section 6.15 Assumption of Lease. The parties shall use commercially reasonable efforts to enter into, or cause their appropriate Affiliates to enter into, the Assignment and Assumption of Lease promptly after the date hereof.  With respect to Purchaser’s (or a Person designated by Purchaser) assumption of the LA Lease and the 2705 Lease, Purchaser agrees that beginning on September 1, 2021, assuming the parties have duly executed the Management Agreement it shall comply, in all material respects, with the duties and obligations, including, without limitation, payment obligations, associated with the LA Lease and the 2705 Lease.

Section 6.16 Assignment of Certain Contracts. From and after the date hereof and prior to the Initial Closing Date, Owner shall, and shall cause its subsidiary, People’s Marketing Group, LLC, a California limited liability company (“PMG”) to, use commercially reasonable efforts to promptly assign to Purchaser (or an Affiliate of Purchaser designated by Purchaser), and obtain any consents or approvals required for the assignment of, any Contracts of PMG that Purchaser requests to be so assigned. Owner shall, and shall cause PMG to, provide copies of all Contracts of PMG promptly after the date hereof.

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Section 6.17 Personal Guarantees. For the Guarantees, the Purchaser agrees that it shall use its commercially reasonable efforts to cause the termination and release of such personal guarantees and, until such terminations and releases are obtained, from and after the Initial Closing, or with respect to the LA Lease, the date the LA Lease is assigned to, and assumed by, the Purchaser (or a Person designated by Purchaser) pursuant to the Assignment and Assumption of Lease, it shall comply, in all material respects, with the duties and obligations, including, without limitation, payment obligations, associated with the Contracts underlying such personal guarantees.

Section 6.18 Board Observer. From Initial Closing Date until the first anniversary of the Closing Date, the Owner shall have the right to designate one individual to attend meetings of the Board of Directors of the Purchaser in a non-voting capacity (each such individual, an “Observer”). As of the Initial Closing Date, Owner’s Observer shall be Frank Kavanaugh.

ARTICLE VII

TAX MATTERS

Section 7.01 Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Owner shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. The Owner shall, and the Purchaser shall cooperate to, prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and shall promptly provide the Purchaser with copies of any such documentation and Tax Returns.

Section 7.02 Straddle Period.

(a) In the case of Taxes of the Company and its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that are treated as Taxes for a Pre-Initial Closing Tax Period for purposes of this Agreement shall be (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended as of the close of business on the Initial Closing Date, and the parties shall elect to do so if permitted by applicable Law; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Initial Closing Date and the denominator of which is the number of days in the entire Straddle Period.

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(b) Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be attributed to the portion of the Straddle Period ending on the Initial Closing Date and/or the portion of the Straddle Period beginning after the Initial Closing Date based upon the method employed in Section 7.02(a) taking into account the type of Tax to which the credit or refund relates. In the case of any Tax paid based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be apportioned under Section 7.02(a) shall be computed by reference to the level of such items on the Initial Closing Date.

Section 7.03 Tax Returns. Except as otherwise provided in Section 7.01:

(a) The Owner shall prepare or cause to be prepared, at the Owner’s sole cost and expense, and with reasonable assistance from the Company and its Subsidiaries and the Purchaser, all Tax Returns of the Company and its Subsidiaries for Tax periods that end on or before the Initial Closing Date that are required to be filed after the Initial Closing Date (collectively the “Pre-Initial Closing Tax Returns”); provided, however, that for each Pre-Initial Closing Tax Return, the Owner shall furnish, no later than twenty (20) Business Days prior to the anticipated filing date for such Pre-Initial Closing Tax Returns, a draft to the Purchaser of all such Pre-Initial Closing Tax Returns (including copies of all work papers related thereto) and such other information regarding such Pre-Initial Closing Tax Returns as may be reasonably requested by the Purchaser for its review and comment, and the Owner shall not file such Pre-Initial Closing Tax Returns without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Such Pre-Initial Closing Tax Returns shall be prepared in a manner consistent with past practice and custom of the Company and its Subsidiaries except as otherwise required by Law. The Owner shall pay all Taxes required to be paid in respect of such Pre-Initial Closing Tax Returns in accordance with Section 7.06, and the Purchaser shall file or cause to be filed such Pre-Initial Closing Tax Returns.

(b) The Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Company and its Subsidiaries. In the case of a Purchaser Tax Return relating to Taxes for a Straddle Period or as to which Taxes are otherwise the obligation of the Owner under Section 10.02(d) (“Post-Initial Closing Tax Returns”), the Purchaser shall prepare or cause to be prepared such Post-Initial Closing Tax Returns in a manner consistent with past practice and custom of the Company and its Subsidiaries except as otherwise required by Law. The Purchaser shall furnish a draft to the Owner of all such Post-Initial Closing Tax Returns (including copies of all work papers related thereto) and such other information regarding such Tax Returns as may be reasonably requested by the Owner at least twenty (20) Business Days prior to the anticipated filing date for such Post-Initial Closing Tax Returns. The Owner shall have the right to review and comment, and the Purchaser shall not file such Post-Initial Closing Tax Returns without the prior written consent of the Owner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.04 Assistance and Cooperation. After the Initial Closing, the Purchaser and the Owner shall, and shall cause their respective Affiliates (including the Company and its Subsidiaries) to, reasonably cooperate with respect to the preparing of any Tax Returns (including the preparation of any Tax Returns pursuant to Section 7.03) and for any audits of, or disputes with any Tax Authority. Such cooperation shall include the retention of all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Initial Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Owner, any extensions thereof) of the respective Tax periods, abiding by all record retention agreements entered into with any Tax Authority, and each party shall make itself and its employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 7.04.

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Section 7.05 Tax Proceedings. The Purchaser shall notify the Owner within five (5) Business Days after the receipt by the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company or any of its Subsidiaries which is allocated to the Owner for which the Owner could be liable or responsible under this Agreement (together with any related proceeding, a “Tax Proceeding”). The failure to give such prompt written notice shall not, however, relieve the Owner of its indemnification obligations, except and only to the extent that the Owner forfeits material rights or defenses by reason of such failure. The Owner may elect, at the Owner’s sole expense, to have control over the conduct of any Tax Proceeding with respect to any Tax period ending on or before the Initial Closing Date; provided that (a) the Purchaser shall have the right to participate in any such Tax Proceeding, (b) the Owner shall keep the Purchaser reasonably informed of the status of developments with respect to such Tax Proceeding, and (c) the Owner shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). The Purchaser, at Owner’s sole expense, shall have control over the conduct of any Tax Proceeding with respect to any Straddle Period or any Tax Proceeding with respect to any period referenced in the immediately preceding sentence that the Owner does not elect to control; provided that (i) the Owner shall have the right to participate in any such Tax Proceeding at the Owner’s sole expense, (ii) the Purchaser shall keep the Owner reasonably informed of the status of developments with respect to such Tax Proceeding, and (iii) the Purchaser and the Company and its Subsidiaries shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of the Owner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.06 Tax Payments. With respect to any Tax Returns prepared pursuant to Section 7.01 or Section 7.03, the Owner shall pay the Purchaser the amount of Taxes for which the Owner is liable under Section 10.02(d) with respect to such Tax Return at least five (5) Business Days before the due date for filing the applicable Tax Return, except to the extent of any disputed Tax amount which amount shall be remitted to the Purchaser within three (3) Business Days after final resolution of the dispute pursuant to Section 7.05.

Section 7.07 Tax Refunds and Credits. The Owner shall be entitled to any Tax refunds or Tax credits actually received or utilized by the Purchaser, the Company and its Subsidiaries, or any of their Affiliates that relate to Taxes paid or otherwise borne by the Owner or the Company with respect to a Pre-Initial Closing Tax Period (a “Tax Refund”). The Purchaser shall cause the amount of any and all Tax Refunds, net of Taxes (if any) imposed on the receipt of such Tax Refunds and net of reasonable, documented out-of-pocket expenses incurred in connection with obtaining such Tax Refunds, to be promptly paid to the Owner in immediately available funds within ten (10) Business Days of the actual receipt or realization of the applicable Tax Refund. For purposes of clarity, the Purchaser shall be entitled to retain any refunds or credits of Taxes of the Company and its Subsidiaries that are not for the benefit of the Owner pursuant to the immediately preceding sentences of this Section 7.07.

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Section 7.08 Tax Sharing Agreements. All Tax indemnity, Tax sharing, Tax allocation agreements, and any other similar agreements (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) shall be terminated as of immediately before the Initial Closing, and, after the Initial Closing, neither the Company nor any of its Subsidiaries will be bound by or have any liabilities under any such agreements (whether for the current year, a past year or a future year).

Section 7.09 Conflicts. To the extent of any inconsistencies between any provision of this Article VII and Article X, the provisions of this Article VII shall control.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to the Obligations of the Purchaser at the Initial Closing. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Initial Closing is subject to the satisfaction (or waiver by the Purchaser) as of the Initial Closing of the following conditions:

(a) Representations and Warranties Regarding the Owner. (i) The Owner Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE III (other than Owner Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materially,” or “materiality” or “Material Adverse Effect” in any such representations and warranties) in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Purchaser shall have received a certificate to such effect dated the Initial Closing Date and executed by the Owner.

(b) Representations and Warranties Regarding the Company. (i) The Company Fundamental Representations and the representations and warranties set forth in Section 4.07 shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE IV (other than Company Fundamental Representations and the representation and warranty set forth in Section 4.07) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materially,” “materiality” or “Material Adverse Effect” in any such representations and warranties) in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Purchaser shall have received a certificate to such effect dated the Initial Closing Date and executed by a duly authorized officer of the Company.

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(c) Covenants of the Owner. The covenants and agreements of the Owner set forth in this Agreement to be performed or complied with at or prior to the Initial Closing shall have been duly performed or complied with in all material respects. The Purchaser shall have received a certificate to such effect dated the Initial Closing Date and executed by the Owner.

(d) Covenants of the Company. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Initial Closing shall have been duly performed or complied with in all material respects. The Purchaser shall have received a certificate to such effect dated the Initial Closing Date and executed by a duly authorized officer of the Company.

(e) No Material Adverse Effect. From the date of this Agreement, no Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect. The Purchaser shall have received a certificate to such effect dated the Initial Closing Date and executed by a duly authorized officer of the Company.

(f) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Initial Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(g) Regulatory Approvals. The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Initial Closing shall have been made or obtained and shall be in full force and effect without, in the case of the Purchaser, the imposition of a Burdensome Condition.

(h) Third-Party Consents. The consents, approvals or notices set forth in Schedule III shall have been made or obtained and shall be in full force and effect.

(i) Initial Closing Deliverables. The Purchaser shall have received (or waived receipt of) those deliverables described in Section 2.07(a).

(j) 2705 Lease. The 2705 Lease shall have been assigned to the Purchaser (or a Person designated by Purchaser) pursuant to an assignment and assumption agreement in a form reasonably satisfactory to Purchaser, and the consent of the landlord under the 2705 Lease to such assignment and assumption of the 2705 Lease shall have been obtained.

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(k) Secondary Purchase Agreement(s). The owner of each Storefront Entity, the Purchaser and the Storefront Entities shall have entered into the Secondary Purchase Agreement(s), including, without limitation, any agreements or instruments contemplated to be executed and delivered at the signing of the Secondary Purchase Agreement(s).

(l) Tax Filings. The Owner shall, or cause its Affiliates to, file all delinquent tax returns.

Section 8.02 Conditions to the Obligations of the Owner at the Initial Closing. The obligations of the Owner to consummate the transactions contemplated by this Agreement to take place at the Initial Closing is subject to the satisfaction (or waiver by the Owner) as of the Initial Closing of the following conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE V (other than the Purchaser Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materially” or “materiality” in any such representations and warranties) in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Owner shall have received a certificate to such effect dated the Initial Closing Date and executed by a duly authorized officer of the Purchaser.

(b) Covenants. The covenants and agreements of the Purchaser set forth in this Agreement to be performed or complied with at or prior to the Initial Closing shall have been duly performed or complied with in all material respects. The Owner shall have received a certificate to such effect dated the Initial Closing Date and executed by a duly authorized officer of the Purchaser.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Initial Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) Initial Closing Deliverables. The Owner shall have received (or waived receipt of) those deliverables described in Section 2.07(b).

Section 8.03 Conditions to the Obligations of the Purchaser at the Second Closing. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to take place at the Second Closing is subject to the satisfaction (or waiver by the Purchaser) as of the Second Closing of the following conditions:

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(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Second Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Regulatory Approvals. The consents, approvals, waivers, authorizations, notices and filings set forth in Schedule II for delivery at the Second Closing shall have been made or obtained and shall be in full force and effect without, in the case of the Purchaser, the imposition of a Burdensome Condition.

(c) Second Closing Deliverables. The Purchaser shall have received (or waived receipt of) those deliverables described in Section 2.07(c).

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Initial Closing as follows:

(a) by mutual written consent of the Purchaser and the Owner;

(b) by the Purchaser, if the Initial Closing has not occurred on or before November 1, 2021 (as such date may be extended pursuant to mutual agreement of the Purchaser and the Owner , the “Outside Date”), unless the absence of the occurrence of the Initial Closing shall be due to the failure of the Purchaser (or any of its Affiliates) to materially perform its obligations under this Agreement required to be performed by it on or prior to the Initial Closing Date;

(c) by the Purchaser or the Owner if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (other than in connection with any Federal Cannabis Law) or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(d) by the Purchaser if (i) it is not in material breach of any of its obligations hereunder and (ii) the Owner or the Company is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 8.01(a), Section 8.01(b), Section 8.01(c) or Section 8.01(d) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Purchaser to the Owner and (y) two (2) Business Days prior to the Outside Date; or

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(e) by the Owner if (i) it is not in material breach of any of its obligations hereunder and (ii) the Purchaser is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 8.01(a) or Section 8.01(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Owner to the Purchaser and (y) two (2) Business Days prior to the Outside Date.

Section 9.02 Procedure Upon Termination. In the event of termination and abandonment by the Owner or the Purchaser, or both, pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by any of the parties hereto.

Section 9.03 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that, (a) the obligations of the parties contained in Section 6.02, this ARTICLE IX and ARTICLE XI shall survive, (b) termination will not relieve any party from Liability for any intentional and material breach of this Agreement or fraud prior to such termination, and, (c) in the event that the Agreement was terminated for any reason other than pursuant to Section 9.01(e), the full amount of the Deposit shall be refunded to the Purchaser by the issuance of a promissory note by the Owner to the Purchaser with an amount of principal equal to the Deposit, in a form substantially similar to (including with respect to the payment terms) the Note, mutatis mutandis.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival. The representations and warranties set forth in Article III, Article IV and Article V shall survive the Initial Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Initial Closing Date; provided that (a) the Owner Fundamental Representations, the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive without expiration (or until the latest date permitted by applicable Law) and (b) the representations and warranties set forth in Sections 4.08, 4.10, 4.11, 4.12, and 4.16 (other than 4.16(a)) shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties set forth in this Agreement shall survive the Initial Closing without expiration or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 10.02 Indemnification by the Owner. Subject to the other terms and conditions of this Article X, from and after the Initial Closing, the Owner shall indemnify and defend each of the Purchaser and its Affiliates (including the Company and its Subsidiaries) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

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(a) any inaccuracy in or breach of any Owner Fundamental Representation or Company Fundamental Representation as of the date of this Agreement or as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(b) any inaccuracy in or breach of any of the representations or warranties set forth in Article III (other than any Owner Fundamental Representation); or Article IV (other than any Company Fundamental Representation); as of the date of this Agreement or as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Owner or the Company, in each case, pursuant to this Agreement or any of the Ancillary Agreements;

(d) any Indemnified Taxes;

(e) the business and operation of the Company and its Subsidiaries prior to Initial Closing, other than the Purchaser Pre-Initial Closing Costs;

(f) any Transaction Expenses other than Purchaser’s obligation to pay one-half of the Audit Expenses;

(g) any Indebtedness other than the Assumed Intercompany Debt;

(h) any portion of the Tax Obligation in excess of the Assumed Tax Obligation;

(i) any Post-Closing Adjustment that is not timely resolved in accordance with Section 2.08(b);

(j) any Intercompany Accounts;

(k) any Excluded Liabilities; or

(l) any matters set forth on Schedule V.

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Section 10.03 Indemnification by the Purchaser. Subject to the other terms and conditions of this Article X, from and after the Initial Closing, the Purchaser shall indemnify and defend the Owner, and its Affiliates and Representatives (collectively, the “Owner Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Owner Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any Purchaser Fundamental Representation as of the date of this Agreement or as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(b) any inaccuracy in or breach of any of the representations or warranties set forth in Article V (other than any Purchaser Fundamental Representation), as of the date of this Agreement or as of the Initial Closing Date as though made on and as of the Initial Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement;

(d) the Purchaser Pre-Initial Closing Costs; or

(e) the Assumed Obligations.

Section 10.04 Limitations; Effect of Investigation. The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:

(a) The Owner shall not be liable to the Purchaser Indemnitees for indemnification under Section 10.02(b) until the aggregate amount of all Losses in respect of indemnification under (i) Section 10.02(b) of this Agreement, and (ii) Section 10.02(b) of the Secondary Purchase Agreement(s) exceeds $250,000 (the “Threshold”), in which event the Owner shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Owner shall be liable pursuant to (i) Section 10.02(b) of this Agreement, and (ii) Section 10.02(b) of the Secondary Purchase Agreement(s) shall not exceed $20,000,000 (the “Cap”). For the avoidance of doubt, neither the Threshold or Cap shall apply to Losses resulting from willful breach, intentional misrepresentation or fraud by the Owner.

(b) The Purchaser shall not be liable to the Owner Indemnitees for indemnification under Section 10.03(b) until the aggregate amount of all Losses in respect of indemnification under (i) Section 10.03(b) of this Agreement and (ii) Section 10.03(b) of the Secondary Purchase Agreement(s) exceeds the Threshold, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Purchaser shall be liable pursuant to (i) Section 10.03(b) of this Agreement and (ii) Section 10.03(b) of the Secondary Purchase Agreement(s) shall not exceed the Cap. For the avoidance of doubt, neither the Threshold or Cap shall apply to Losses resulting from willful breach, intentional misrepresentation or fraud by the Purchaser.

(c) For purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement and for purposes of determining whether such breach or inaccuracy has occurred, such representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

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(d) The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.01 or Section 8.02, as the case may be.

(e) Notwithstanding anything to the contrary contained herein or in any organizational documents of the Company or any of its Subsidiaries, the Owner shall not be entitled to exculpation, indemnification or contribution from the Purchaser or, after the Initial Closing, the Company or any of its Subsidiaries for or in connection with any facts or circumstances that are the subject matter of or related to an indemnification claim under this Article X brought by any Purchaser Indemnitees.

Section 10.05 Third-Party Claims.

(a) If any Indemnified Party receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure.

(b) The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is the Owner, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party, or (ii) that alleges a violation of any applicable Law or (iii) where the amount claimed exceeds the aggregate amount of all Losses for which such Indemnifying Party shall be liable pursuant to Article X. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.05(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

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(c) If the Indemnifying Party elects not to defend such Third-Party Claim, the Indemnified Party may, subject to Section 10.05(d), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(d) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.05(d). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 10.06 Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes actually aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. Subject to confidentiality limitations and attorney-client privilege, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request (subject to confidentiality limitations and attorney-client privilege). If the Indemnifying Party does not so respond within such thirty (30) day period, then the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to the remedies set forth in Section 10.07 and shall otherwise be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 10.07 Payment. Subject to the Threshold and the Cap, once a Loss is agreed to or deemed accepted by the Indemnifying Party or adjudicated to be payable pursuant to this Article X, if the Indemnified Party is (a) an Owner Indemnitee, the Purchaser shall deposit, or cause to be deposited, with such Owner Indemnitee, the amount of such Loss by wire transfer of immediately available funds to an account or accounts designated by the Owner in writing, and (b) a Purchaser Indemnitee, at the Purchaser’s option, (i) the Purchaser may offset all or any portion of the amount of such Loss against (A) any amounts owed by the Purchaser to the Owner, including any amounts, including principal and accrued interest, outstanding under the Note, on a dollar-for-dollar basis and/or (B) the Unrivaled Shares. If the Purchaser opts to offset any Loss against the Unrivaled Shares, the Purchaser may cancel a number of Unrivaled Shares held beneficially or of record by the Owner (or any transferee of such Unrivaled Shares) such that the number of Unrivaled Shares so canceled equals the amount of the Unrivaled Share Amount, and/or (ii) the Owner shall deposit, or cause to be deposited with Purchaser, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, an aggregate amount equal to the amount of the Loss, if any, not satisfied pursuant to Section 10.07(b)(i) above. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within five (5) Business Days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Indemnifying Party or adjudication to the date such payment has been made at a rate equal to the rate announced in The Wall Street Journal, “Money Rates” column as the “Prime Rate” plus four percent (4%).

Section 10.08 Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.09 Exclusive Remedy. Except as provided in Article VII, Section 9.03(c), and Section 11.07, the indemnification provisions of Article X shall be the sole and exclusive remedy of the parties following the Initial Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement. Nothing in this Section 10.09, or otherwise in this Agreement or in any of the Ancillary Agreements, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.07 or to seek any remedy on account of any party’s fraud or intentional misrepresentation. Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees that, with respect to any fraud, intentional misrepresentation, willful misconduct or misfeasance, or knowing violation of Law (other than Federal Cannabis Laws), by or of either party or any of their Representatives, following the Initial Closing, each party shall be liable for any Liability resulting from that party’s fraud or intentional misrepresentation.

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ARTICLE XI

MISCELLANEOUS

Section 11.01 Entire Agreement. This Agreement, the Ancillary Agreements and the other documents, instruments, certificates and Contracts required to be delivered at each Closing constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

to the Company (prior to the Initial Closing):

People’s California, LLC

Attn: Bernard Steimann

3843 S. Bristol St., #614

Santa Ana, CA 92704

with a copy (which shall not constitute notice to the Company for the purposes of this Section 11.02) to:

Janus Capital Law Group
22 Executive Park, Suite 250
Irvine, California 92614
Attention: Deron M. Colby, Esq.

to the Purchaser or, following the Initial Closing, the Company:

Unrivaled Brands, Inc.

Attn: Joe Segilia, General Counsel

3242 S. Halladay Street

Santa Ana, CA 92705

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with a copy (which shall not constitute notice to the Purchaser or the Company for the purposes of this Section 11.02) to:

Thompson Hine LLP
Attn: Faith Charles; Naveen Pogula
3560 Lenox Rd NE Ste 1600
Atlanta, GA 30326

to the Owner:

People’s California, LLC

Attn: Bernard Steimann

3843 S. Bristol St., #614

Santa Ana, CA 92704

with a copy (which shall not constitute notice to the Owner for the purposes of this Section 11.02) to:

Janus Capital Law Group
22 Executive Park, Suite 250
Irvine, California 92614
Attention: Deron M. Colby, Esq.

Section 11.03 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Purchaser and the Owner, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, provided that Purchaser may freely assign this Agreement to any of its Affiliates and to any acquirer or successor of Purchaser, whether direct, indirect or by operation of law, without any other party’s consent. Any attempted or purported assignment in violation of this Section 11.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

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Section 11.05 No Third-Party Beneficiaries. Except for (i) the representations and warranties set forth in Article III (including the representations set forth in Section 3.06) and Article IV, and (ii) Article X, with respect to which, in each case, Purchaser shall be an express third party beneficiary thereof, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.06 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of California, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal or state court of the United States of America sitting in the State of California, County of Orange (“Orange County Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Orange County Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Orange County Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 11.02 or in any other manner permitted by applicable Law.

Section 11.07 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 11.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 11.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 11.07 before exercising any other right under this Agreement.

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Section 11.08 Regulatory Compliance and Severability. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of State Cannabis Laws or the guidance or instruction of the Department, the California Department of Food and Agriculture, and/or the California Department of Public Health (collectively, together with any successor or local authority with similar or overlapping jurisdiction, the “Regulator”). The parties acknowledge and understand that State Cannabis Laws and the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of State Cannabis Laws or the Regulator, the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective reasonable best efforts to take all actions reasonably requested by Purchaser to ensure compliance with State Cannabis Laws and the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties original intentions but are responsive to and compliant with the requirements of State Cannabis Laws and the Regulator. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with the Regulator, at their own respective cost and expense, to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

Section 11.09 No Curtailment Resulting From Federal Cannabis Laws. The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable State Cannabis Laws as determined in accordance therewith or by the Regulator, and no party shall seek to enforce the provisions hereof in federal court unless and until the parties have mutually and reasonably determined that State Cannabis Laws are fully compliant or coextensive with Federal Cannabis Laws.

Section 11.10 Cancellation of Unrivaled Shares. If the conditions for cancellation of Unrivaled Shares described in Section 10.07(b) are satisfied then (a) the Owner (or any applicable transferee of such Unrivaled Shares) hereby authorizes and instructs Purchaser to take all actions reasonably necessary or desirable to accomplish such cancellation, including by cancelling any certificates or book entry shares representing the Unrivaled Shares to be canceled, and, (b) at any time and from time to time, as and when requested by Purchaser, the Owner (or any applicable transferee of such Unrivaled Shares) shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates, and shall take, or cause to be taken, all such further or other actions, as are necessary to evidence and effectuate such cancelation of Unrivaled Shares.

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Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 11.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 11.13 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 11.12 Attorneys’ Fees and Costs. In any action or proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to that party’s reasonable attorneys fees and costs.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNRIVALED BRANDS, INC.

By:
Name: Francis Knuettel II
Title: Chief Executive Officer

[Signature Page to PFC Membership Interest Purchase Agreement]

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PEOPLE’S FIRST CHOICE, LLC

By:
Name:
Title:

PEOPLE’S CALIFORNIA, LLC

By:
Name:
Title:

[Signature Page to PFC Membership Interest Purchase Agreement]

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